                                                                     EXHIBIT 2.1


               AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


                            DATED AS OF JUNE 27, 1997


                                      AMONG


                         PLATINUM SOFTWARE CORPORATION,
                             A DELAWARE CORPORATION


                             CSI ACQUISITION CORP.,
                              AN OREGON CORPORATION

                                       AND


                            CLIENTELE SOFTWARE, INC.,
                              AN OREGON CORPORATION





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                                TABLE OF CONTENTS

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1.    DEFINITIONS............................................................1
2.    REORGANIZATION AND MERGER..............................................1

      2.1   SURVIVING CORPORATION............................................1
      2.2   ARTICLES OF INCORPORATION AND BYLAWS OF CSI......................2
      2.3   COMMON STOCK OF MERGER SUB.......................................2
      2.4   CONVERSION OF CSI STOCK..........................................2
      2.5   CONVERSION OF CSI DERIVATIVE SECURITIES..........................2
      2.6   PROTECTION AGAINST DILUTION AS TO CONVERSION RATE................2
      2.7   EXCHANGE OF STOCK CERTIFICATES AND DERIVATIVE
            SECURITIES.......................................................3
      2.8   FRACTIONAL SHARES................................................3
      2.9   ISSUANCE OF PLATINUM COMMON STOCK................................4
      2.10  TRANSFER BOOKS...................................................4
      2.11  CSI DISSENTING SHARES............................................4
      2.12  FURTHER ASSURANCES...............................................4
      2.13  ESCROW AGREEMENT.................................................4

3.    THE CLOSING............................................................5
4.    REPRESENTATIONS AND WARRANTIES OF CSI..................................5

      4.1   ORGANIZATION AND EXISTENCE OF CSI................................5
      4.2   AUTHORITY AND BINDING EFFECT.....................................5
      4.3   AUTHORIZED CAPITAL STOCK OF CSI..................................6
      4.4   NO SUBSIDIARIES..................................................6
      4.5   CSI FINANCIAL STATEMENTS.........................................6
      4.6   LEASES, TITLE TO PROPERTIES, ETC.................................7
      4.7   ABSENCE OF CERTAIN EVENTS........................................7
      4.8   INDEBTEDNESS.....................................................9
      4.9   GUARANTIES AND SURETYSHIP........................................9
      4.10  ABSENCE OF UNDISCLOSED LIABILITIES...............................9
      4.11  TAXES AND TAX RETURNS...........................................10
      4.12  NOTES AND ACCOUNTS RECEIVABLE; WORK IN PROGRESS.................11
      4.13  FIXED ASSETS....................................................11
      4.14  MATERIAL CONTRACTS..............................................11
      4.15  INTELLECTUAL PROPERTY...........................................12
      4.16  INSURANCE.......................................................16
      4.17  LICENSES, PERMITS, ETC..........................................16
      4.18  LITIGATION......................................................16
      4.19  COMPLIANCE WITH LAWS............................................16
      4.20  EMPLOYEES.......................................................17
      4.21  EMPLOYEE BENEFIT PLANS..........................................17
      4.22  BANK ACCOUNTS AND POWERS OF ATTORNEY............................18
      4.23  PRODUCT WARRANTIES AND LIABILITIES..............................18
      4.24  LABOR MATTERS...................................................19
      4.25  QUESTIONABLE PAYMENTS...........................................19
      4.26  BROKERS.........................................................19
      4.27  CONFLICT OF INTEREST............................................19

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                                TABLE OF CONTENTS (CONT'D)

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      4.28  BOOKS AND RECORDS...............................................19
      4.29  ENVIRONMENTAL AND SAFETY MATTERS................................19
      4.30  CONFIDENTIALITY.................................................20
      4.31  REPRESENTATIONS REGARDING POOLING OF INTERESTS..................20
      4.32  FULL DISCLOSURE.................................................21

5.    REPRESENTATIONS AND WARRANTIES OF PLATINUM AND MERGER SUB.............21

      5.1   ORGANIZATION AND EXISTENCE......................................21
      5.2   AUTHORITY.......................................................21
      5.3   ABSENCE OF CERTAIN CHANGES......................................21
      5.4   VALIDITY OF PLATINUM COMMON STOCK...............................22
      5.5   CAPITAL STOCK OF MERGER SUB.....................................22
      5.6   INVESTMENT INTENT...............................................22
      5.7   PLATINUM FINANCIAL STATEMENTS...................................22
      5.8   BROKERS.........................................................22
      5.9   AUTHORIZED CAPITAL STOCK OF PLATINUM............................22
      5.10  SEC REPORTS OF PLATINUM.........................................22
      5.11  LITIGATION......................................................23
      5.12  EMPLOYEE BENEFIT PLANS..........................................23
      5.13  REPRESENTATIONS REGARDING POOLING OF INTERESTS..................24
      5.14  FULL DISCLOSURE.................................................25

6.    COVENANTS OF CSI......................................................25

      6.1   CONDUCT OF BUSINESS.............................................25
      6.2   ACCESS TO INFORMATION...........................................26
      6.3   PRESERVATION OF GOODWILL........................................26
      6.4   SHAREHOLDERS' APPROVAL..........................................26
      6.5   TRADE SECRETS...................................................26
      6.6   PREPARATION OF PROXY STATEMENT..................................26
      6.7   TRANSACTION EXPENSES............................................27
      6.8   CLEARANCE CERTIFICATES..........................................27
      6.9   NON-DISCLOSURE AND ASSIGNMENT OF INVENTIONS
            AGREEMENTS......................................................27
      6.10  FURTHER ASSURANCES..............................................27

7.    MUTUAL COVENANTS......................................................27

      7.1   BLUE SKY COMPLIANCE.............................................27
      7.2   PUBLIC ANNOUNCEMENTS............................................27
      7.3   REASONABLE EFFORTS TO SATISFY CONDITIONS........................28
      7.4   COVENANTS OF PLATINUM...........................................28
      7.5   POOLING OF INTERESTS............................................28

8.    CONDITIONS TO OBLIGATIONS OF CSI......................................28

      8.1   PLATINUM'S AND MERGER SUB'S REPRESENTATIONS AND
            WARRANTIES TRUE AT CLOSING......................................28
      8.2   ESCROW AGREEMENT; REGISTRATION RIGHTS AGREEMENT.................29
      8.3   OPINION OF PLATINUM'S AND MERGER SUB'S COUNSEL..................29


                                       ii
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                                TABLE OF CONTENTS (CONT'D)

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      8.4   NO MATERIAL ADVERSE CHANGES.....................................29

9.    CONDITIONS TO OBLIGATIONS OF PLATINUM AND MERGER SUB..................29

      9.1   CSI'S REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING............29
      9.2   OPINION OF CSI'S COUNSEL........................................29
      9.3   NO DAMAGE OR DESTRUCTION........................................29
      9.4   CERTIFICATES....................................................29
      9.5   UCC TERMINATION STATEMENTS......................................30
      9.6   NO MATERIAL ADVERSE CHANGES.....................................30
      9.7   SHAREHOLDER REPRESENTATIONS.....................................30
      9.8   CSI EMPLOYEE OPTIONS............................................30
      9.9   SECURITIES COMPLIANCE...........................................30
      9.10  NON-COMPETITION AGREEMENT.......................................30
      9.11  ESCROW AGREEMENT................................................30

10.   MUTUAL CONDITIONS TO OBLIGATIONS OF PLATINUM, MERGER SUB
      AND CSI...............................................................30

      10.1  APPROVALS.......................................................31
      10.2  NO LITIGATION...................................................31
      10.3  NATURE OF STATEMENTS............................................31
      10.4  POOLING LETTER..................................................31
      10.5  CSI SHAREHOLDERS' APPROVAL......................................31

11.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................31
12.   INDEMNITY.............................................................31

      12.1  INDEMNIFICATION OF PLATINUM.....................................31
      12.2  LIMITATIONS.....................................................32
      12.3  INDEMNIFICATION OF CSI..........................................32
      12.4  CLAIMS PROCEDURE................................................32
      12.5  TREATMENT OF INDEMNITY PAYMENTS.................................33
      12.6  AGREEMENT OF CSI INDEMNITORS....................................33

13.   TERMINATION...........................................................33
14.   DEFINITIONS...........................................................34

      14.1  CROSS REFERENCE TABLE...........................................34
      14.2  CERTAIN DEFINITIONS.............................................35

            (a)   BUSINESS..................................................35
            (b)   GENERALLY ACCEPTED ACCOUNTING PRINCIPLES..................35
            (c)   KEY EMPLOYEE..............................................35
            (d)   MATERIAL ADVERSE EFFECT...................................35
            (e)   MEMBER OF THE IMMEDIATE FAMILY............................35
            (f)   ORDINARY COURSE OF BUSINESS...............................36
            (g)   CSI DERIVATIVE SECURITIES.................................36
            (h)   NON TRADE PAYABLES........................................36

15.   MISCELLANEOUS.........................................................36

      15.1  EXPENSES........................................................36

                                      iii


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                                TABLE OF CONTENTS (CONT'D)
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      15.2  NOTICES.........................................................36
      15.3  ASSIGNMENT......................................................37
      15.4  SUCCESSORS BOUND................................................37
      15.5  CAPTIONS........................................................37
      15.6  AMENDMENT.......................................................37
      15.7  ENTIRE AGREEMENT................................................37
      15.8  COUNTERPARTS....................................................37
      15.9  GOVERNING LAW...................................................37
      15.10 ATTORNEYS' FEES.................................................37
      15.11 WAIVER..........................................................38
      15.12 SEVERABILITY....................................................38

Exhibits
Exhibit A   Articles of Merger
Exhibit B   Form of Escrow Agreement
Exhibit C   Form of Registration Rights Agreement
Exhibit D   Form of Opinion of Counsel to Platinum and Merger Sub
Exhibit E   Form of Opinion of Counsel to CSI
Exhibit F   Form of Shareholder Representation Letter
Exhibit G   Form of Non-Competition Agreement

                  AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


      THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement") is made as of June 27, 1997, among Platinum Software Corporation, a Delaware corporation ("Platinum"), CSI Acquisition Corp., an Oregon corporation and a wholly-owned subsidiary of Platinum ("Merger Sub"), Clientele Software, Inc., an Oregon corporation ("CSI"), and (with respect to Sections 6.4 and 7.3 only) Dale
E. Yocum, Pamela J. Yocum and William L. Mulert (the "Principal Shareholders").


                                  R E C I T A L S:

      A. Platinum, Merger Sub, CSI, and their respective Boards of Directors deem it advisable to effect a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), pursuant to which Merger Sub shall be merged with and into CSI in accordance with the terms and provisions of this Agreement (the "Merger").

      B. As a result of the Merger the shareholders of CSI ("CSI Shareholders") will receive shares of Common Stock, $.001 par value, of Platinum (the "Platinum Common Stock") in exchange for the issued and outstanding shares of Common Stock or Preferred Stock, if any, of CSI (collectively, the "CSI Stock"), all as more fully described in and subject to the specific terms and provisions of this Agreement.

      C. This Agreement sets forth the terms and conditions to which the parties hereto have agreed and further contemplate the consummation of certain related transactions hereinafter described.

      NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants of the parties hereto, and subject to the terms and conditions set forth herein, the parties herein agree as follows:

      1. DEFINITIONS. Certain terms used in this Agreement are specifically defined herein. Unless elsewhere defined in this Agreement, these definitions are set forth or referred to in Section 14 of this Agreement. As used in this Agreement, unless the context requires otherwise, the term "CSI" shall mean and refer to CSI and its subsidiaries, if any.

      2. REORGANIZATION AND MERGER. Subject to the terms and conditions of this Agreement, the parties hereto agree that, following the Closing (as defined in Section 3 below), Merger Sub and CSI shall execute and file the Articles of Merger in substantially the form attached hereto as Exhibit A with the Oregon Secretary of State, whereupon Merger Sub shall be merged with and into CSI and CSI shall be the surviving corporation in such merger and shall become a wholly owned subsidiary of Platinum. It is intended that for federal tax purposes the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code. The parties intend that the Merger shall be accounted for using the pooling-of-interests method.

          2.1 SURVIVING CORPORATION. Upon the effectiveness of the Articles of Merger (hereinafter referred to as the "Effective Time of the Merger"), Merger Sub shall be merged with and into CSI and the separate existence of Merger Sub shall cease. CSI shall be the corporation surviving the Merger.

          2.2 ARTICLES OF INCORPORATION AND BYLAWS OF CSI. The Articles of Incorporation and Bylaws of Merger Sub at and immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of CSI following the Effective Time of the Merger.

          2.3 COMMON STOCK OF MERGER SUB. Each share of the common stock of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of CSI Common Stock.

          2.4 CONVERSION OF CSI STOCK. Subject to the other terms of this
Section 2, each share of CSI Stock outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into a number of shares of Platinum Common Stock equal to the Conversion Number, subject to adjustment pursuant to Section 2.6 below and subject further to the provisions of Section
2.8 regarding the elimination of fractional shares. As used herein, the term "Conversion Number" means the number obtained by dividing (a) One Million One Hundred Thousand (1,100,000) shares of Platinum Common Stock by (b) that number of shares of CSI Stock that is equal to the sum of (i) the total number of shares of CSI Stock that are issued and outstanding immediately prior to the Effective Time of the Merger, plus (ii) the total number of shares of CSI Stock, if any, that are directly or indirectly ultimately issuable by CSI upon the exercise, conversion or exchange of all CSI Derivative Securities and CSI Employee Options that are issued and outstanding immediately prior to the Effective Time of the Merger. Each share of CSI Preferred Stock, if any, shall be treated as one share of CSI Common Stock.

          2.5 CONVERSION OF CSI DERIVATIVE SECURITIES. Subject to the other terms of this Section 2, each CSI Derivative Security and each Option to purchase shares of Common Stock of CSI held by an employee, director or consultant of CSI ("CSI Employee Options") outstanding immediately prior to the Effective Time of the Merger (including, but not limited to, all outstanding vested and unvested stock options) shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to acquire that number of shares of Platinum Common Stock determined by multiplying the number of shares of CSI Common Stock into which such CSI Derivative Securities or CSI Employee Options are convertible immediately prior to the Effective Time of the Merger by the Conversion Number, at an exercise price per share of Platinum Common Stock equal to the exercise price per share of such CSI Derivative Security or CSI Employee Option divided by the Conversion Number, subject to adjustment pursuant to Section 2.6 below and subject further to the provisions of Section 2.8 regarding the elimination of fractional shares. Such CSI Employee Options shall be assumed by Platinum under the terms of an employee option plan to be established by Platinum which shall provide the holders of such options with substantially the same rights and obligations as CSI's 1996 Incentive Plan.

          2.6 PROTECTION AGAINST DILUTION AS TO CONVERSION RATE. In the event that Platinum subdivides or consolidates the Platinum Common Stock or declares a Common Stock dividend with respect to the Platinum Common Stock or recapitalizes or reclassifies its shares of Common Stock subsequent to the execution of this Agreement and effective prior to the Closing Date, the conversion rate and type of security (and the exercise price, with respect to CSI Derivative Securities and CSI Employee Options) shall be proportionately adjusted.

          2.7 EXCHANGE OF STOCK CERTIFICATES AND DERIVATIVE SECURITIES. Immediately following the Closing, CSI and Platinum shall jointly submit to Platinum's registrar and transfer agent, ChaseMellon Shareholder Services LLC, 400 South Hope Street, 4th Floor, Los Angeles, CA 90071 (the "Exchange Agent"), an instruction letter including a list of the names, addresses and social security numbers/taxpayer identification numbers of each holder of shares of CSI Stock outstanding immediately prior to the Effective Time of the Merger who has delivered the certificate or certificates representing all CSI Stock held by such CSI Shareholder to Platinum and for which the holders thereof are not entitled to claim dissenters' rights under the Oregon Business Corporation Act of 1987, as amended (the "Oregon Code"). As soon as reasonably practicable following the Effective Time of the Merger, Platinum shall cause the Exchange Agent to cause each such CSI Shareholder to receive, in exchange for the CSI Stock held by such CSI Shareholder, a certificate or certificates representing the number of whole shares of Platinum Common Stock into which the shares of CSI Stock so surrendered shall have been converted by the Merger (less the shares of Platinum Common Stock which are to be held in escrow pursuant to Section 2.13 below) and the cash payment in lieu of a fractional share of Platinum Common Stock, if any, to which such CSI Shareholder shall be entitled. Subject to any applicable escheat laws, until so surrendered and exchanged, each certificate which prior to the Effective Time of the Merger represented outstanding shares of CSI Stock shall be deemed for all corporate purposes of Platinum, other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of Platinum Common Stock into which the shares of CSI Stock represented thereby shall have been converted and shall be deemed to represent, in lieu of a fractional share of Platinum Common Stock, the right to receive cash. No cash or stock dividend payable, no certificate representing split shares deliverable, and no other distribution payable or deliverable to holders of record of Platinum Common Stock at any time subsequent to the Effective Time of the Merger shall be paid or delivered to the CSI Shareholder of any certificate which at the Effective Time of the Merger represented CSI Stock unless and until such certificate is surrendered to Platinum. However, subject to any applicable escheat laws, upon such surrender there shall be paid or delivered to the initial holder of record of the certificate or certificates for Platinum Common Stock issued in exchange therefor, the amount of cash, a certificate representing the number of shares of Platinum Common Stock, or the other property resulting from any such dividends, splits, or other distributions, as the case may be, which shall have therefore become payable or deliverable with respect to Platinum Common Stock subsequent to the Effective Time of the Merger. No interest shall be payable with respect to such payment or delivery of dividends or other distributions upon the surrender of certificates which represented CSI Stock at the Effective Time of the Merger. Following the Effective Time of the Merger, Platinum shall exchange, or cause to be exchanged, agreements in respect of all CSI Employee Options exchanged pursuant to Section
2.5 above for the existing agreements governing such CSI Employee Options, which agreements shall, in the case of options to purchase CSI Stock, be governed by the terms of Platinum's 1997 Replacement Option Plan to be established by Platinum having terms comparable to the terms of CSI's Stock Option Plan.

          2.8 FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Platinum Common Stock shall be issued upon surrender of certificates of CSI Stock converted in connection with the Merger, and no dividend, stock split, or other distribution of Platinum shall relate to any such fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any other rights of a stockholder of Platinum. In lieu of any such fractional share, each

CSI Shareholder shall be entitled, upon surrender of such CSI Shareholder 's certificate or certificates representing CSI Stock, to receive a cash payment therefor, without interest, at a pro rata amount based on the closing price per share of Platinum Common Stock on the NASDAQ/NMS on the trading day immediately preceding the Effective Date of the Merger. No interest shall accrue with respect to any cash held for the benefit of CSI Shareholders of unsurrendered certificates representing shares of CSI Stock. Securities issued in exchange for CSI Derivative Securities and CSI Employee Options shall represent the right to purchase a number of shares of Platinum Common Stock rounded to the nearest whole number thereof.

          2.9 ISSUANCE OF PLATINUM COMMON STOCK. All shares of Platinum Common Stock into which shares of the CSI Stock shall have been converted in connection with the Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be fully paid and nonassessable.

          2.10 TRANSFER BOOKS. The stock transfer books of CSI pertaining to CSI Stock outstanding at the Effective Time of the Merger shall be closed at the Effective Time of the Merger, and thereafter no transfer of any such shares of CSI Stock shall be recorded thereon. In the event a transfer of ownership of shares of CSI Stock is not recorded on the stock transfer books of CSI, a certificate or certificates representing the number of whole shares of Platinum Common Stock into which such shares of CSI Stock shall have been converted in connection with the Merger may be issued to the transferee of such shares of CSI Stock if the certificate or certificates representing such shares of CSI Stock is or are surrendered to the Exchange Agent accompanied by all documents deemed necessary by the Exchange Agent to evidence and effect such transfer of ownership of shares of CSI Stock and accompanied by the payment of any applicable stock transfer tax with respect to such transfer.

          2.11 CSI DISSENTING SHARES. CSI Shareholders holding any shares of CSI stock that are eligible to be "Dissenting Shares" within the meaning of Sections
60.551 - 60.594 of the Oregon Code with respect to the Merger and as to which dissenter's rights to require the purchase of such shares have been properly exercised will be entitled to their rights under Sections 60.551 - 60.594 of the Oregon Code with respect to such shares. Shares of CSI Stock as to which dissenting shareholders' rights of appraisal have not been properly perfected under Sections 60.551 - 60.594 of the Oregon Code will be converted as provided in Section 2.4 above.

          2.12 FURTHER ASSURANCES. CSI agrees that if, at any time after the Effective Time of the Merger, Platinum considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to be obtained from CSI or its officers or directors, to consummate the Merger or to carry out the purposes of this Agreement at or after the Effective Time of the Merger, then Platinum, CSI and their respective officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of CSI or otherwise.

          2.13 ESCROW AGREEMENT. Pursuant to an Escrow Agreeement to be entered into on or before the Closing (as defined in Section 3 below) in substantially the form of Exhibit B (the "Escrow Agreement"), among Platinum, the Escrow Agent and the CSI Shareholders (as those terms are defined in the Escrow Agreement), Platinum will withhold, pro rata, from the shares of Platinum Common Stock that would otherwise be delivered to holders of CSI Stock in the Merger, ten percent

(10%) of the shares of Platinum Common Stock issued in the Merger upon the conversion of outstanding CSI Stock (the "Escrow Shares") (the withholding of shares of Platinum Common Stock pursuant to this subparagraph (a) will be allocated among the holders of the shares of CSI Stock that are outstanding immediately prior to the Effective Time of the Merger, pro rata according to the number of outstanding shares of CSI Stock held by each such holder immediately prior to the Effective Time of the Merger).

          Platinum will deposit in an escrow pursuant to the Escrow Agreement (the "Escrow") stock certificates representing the Escrow Shares and related stock powers. The Escrow Shares and such stock powers, and any other property with respect thereto delivered to the Escrow Agent as provided in the Escrow Agreement will be held as collateral to secure the indemnification obligations of the CSI Shareholders under Section 12 hereof in accordance with the Escrow Agreement.

      3. THE CLOSING. The delivery of the various opinions, certificates, consents, instruments and documents which this Agreement contemplates (the "Closing") shall take place at the offices of Clientele Software, Inc. on June 30, 1997, or such other day and time as shall be mutually agreed upon by Platinum and CSI, but in no event later than August 31, 1997. The date of, and the time at which, the Closing takes place is herein referred to as the "Closing Date." As soon as practicable after the Closing, the appropriate officers of Platinum, Merger Sub and CSI shall take all necessary action to bring about the Effective Time of Merger.

      4. REPRESENTATIONS AND WARRANTIES OF CSI. CSI makes the representations and warranties set forth below as of the date of this Agreement and as of the date of the Closing. Except as otherwise provided to the contrary, makes the representations and warranties without qualification as to knowledge. When a representation or warranty is made "to the best knowledge of" CSI, such knowledge shall be deemed to include, without limitation, the actual knowledge of the Key Employees and such information that any Key Employee should reasonably be expected to have knowledge of by virtue of his or her position and relationship with CSI.

          4.1 ORGANIZATION AND EXISTENCE OF CSI. CSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and has all requisite corporate power to carry on its business as now conducted and as proposed to be conducted and to enter into and, subject to shareholder approval, perform its obligations under this Agreement and the other agreements contemplated hereby to which it is as party. Except as set forth on
Schedule 4.1, CSI is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the assets owned by it or the nature of the business transacted by it requires such qualification where the failure to so qualify would have a Material Adverse Effect. CSI has delivered to Platinum, or will deliver at the Closing, true, correct and complete copies of (a) the Articles of Incorporation (duly certified by the Oregon Secretary of State), (b) the Bylaws (certified by the Secretary of
CSI), and (c) the Minute and Stock Books (certified by the Secretary of CSI) of CSI.

          4.2 AUTHORITY AND BINDING EFFECT. Each of the Principal Shareholders has the full legal right and capacity to execute and deliver this Agreement and each agreement referenced herein to which he or she is a party and to consummate the transactions contemplated by, and comply with his or her obligations under, such agreements. CSI has the full corporate power and authority to execute and deliver this Agreement and each agreement referenced herein to which it is a party and to consummate the transactions contemplated by, and comply with its obligations under, such agreements.

This Agreement and each agreement referenced herein to which CSI is a party, and the consummation by CSI of its obligations herein and therein, have been duly authorized by all necessary corporate action of CSI, other than the approval of its shareholders in accordance with applicable law. This Agreement has been, and at the Closing each agreement referenced herein will be, duly executed and delivered by CSI and, to the extent he or she is a party thereto, the Principal Shareholders. This Agreement is, and when duly executed and delivered at the Closing each agreement referenced herein will be, the valid and binding agreement of CSI and/or the Principal Shareholders, as the case may be, enforceable against CSI and/or the Principal Shareholders, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and (ii) general principles of equity relating to the availability of equitable remedies. No further action is required to be taken by CSI, or the Principal Shareholders, nor is it necessary to obtain any action, approval or consent by or from any third persons, governmental or other, to enable each of the such parties to enter into or perform their respective obligations under this Agreement and each agreement referenced herein to which it is a party, except for the consents of third parties to the Merger, as required by the Contracts, which shall be obtained by CSI on or before the Closing (unless waived in writing by Platinum). Such consents are set forth in Schedule 4.2 hereto.

          4.3 AUTHORIZED CAPITAL STOCK OF CSI. As of the date hereof, the authorized capital stock of CSI consists of 10,000,000 shares of Preferred Stock, no par value, and 40,000,000 shares of Common Stock, no par value, of which no shares of Preferred Stock and 4,427,746 shares of Common Stock are validly issued and outstanding, fully paid and nonassessable and not issued in violation of the preemptive rights of any person. All of the outstanding shares of Preferred Stock and Common Stock of CSI have been issued in transactions which were either exempt from registration under the Securities Act of 1933, (the "Securities Act") as amended, and all applicable state securities laws and blue sky acts. All shares of CSI Stock which have been reacquired by CSI have reverted to the status of authorized but unissued shares and are no longer outstanding. Schedule 4.3 hereto contains a true, correct and complete list of all outstanding convertible securities, subscriptions, options, warrants, preemptive rights or other agreements or commitments obligating CSI to issue shares of CSI Stock or relating to the transfer or registration of CSI Stock, none of which have been issued in violation of applicable securities laws or the preemptive rights of any person.

          4.4 NO SUBSIDIARIES. Except as set forth on Schedule 4.4 hereto, CSI has no subsidiaries or equity investments in any person.

          4.5 CSI FINANCIAL STATEMENTS. CSI has delivered to Platinum (a) the audited balance sheets of CSI at December 31, 1996 and December 31, 1995, and the related audited statements of income and shareholders' equity of CSI for each of the fiscal years then ended, together with the related notes thereto, in each case as certified by Arthur Andersen LLP, whose unqualified opinion thereon is included therewith, (b) the unaudited balance sheet of CSI at December 31, 1994 and the related unaudited statements of income and shareholders' equity of CSI for the fiscal year then ended, together with the related notes thereto, and
(c) the unaudited balance sheet of CSI (hereinafter referred to as the "CSI Balance Sheet") at May 31, 1997 (hereinafter referred to as the "Balance Sheet Date"), and the related unaudited statements of income and shareholders' equity of CSI for the five-month period then ended (the financial statements referenced in clauses (a), (b) and (c) above are collectively referred to herein as the "Financial Statements"). Such Financial Statements are complete and correct in all material respects and in accordance with the books of account and records of CSI, and present fairly in all material respects the financial position of CSI at the dates indicated and the results of its operations and the changes in its financial position for the periods then ended, in accordance with generally accepted accounting principles ("GAAP") consistently applied.

          4.6 LEASES, TITLE TO PROPERTIES, ETC. Attached hereto as Schedule 4.6 is a general description of each parcel of real property owned or leased by CSI.
Schedule 4.6 hereto also describes each lease agreement under which CSI has any leasehold interest in any real property. CSI is in possession of all such real properties owned or leased by it and described in Schedule 4.6 hereto. CSI has good title to all properties and assets owned by it, including those reflected in the CSI Balance Sheet (other than properties and assets reflected in the CSI Balance Sheet which have since been sold or otherwise disposed of in the Ordinary Course of Business) and those described in Schedule 4.6 hereto free and clear of all liens, mortgages, security interests and encumbrances, including any conditional sale or other title retention agreement (collectively, "Liens"), except:

               (a) liens for taxes not yet due and payable;

               (b) statutory liens in immaterial amounts which are not yet delinquent;

               (c) minor defects and irregularities in title or encumbrances which do not impair the use thereof for the purposes for which they are held; and

               (d) as set forth in the CSI Balance Sheet or in Schedule 4.6 hereto.

      The leases set forth in Schedule 4.6 hereto are in full force and effect and there is no existing default of a material nature under any of such leases on the part of CSI or, to the best knowledge of CSI, the other party thereunder. Such leases consist only of documents described in Schedule 4.6 hereto, complete and correct copies of which have been provided by CSI to Platinum. To the best knowledge of CSI, none of the buildings, structures or appurtenances located upon the real properties described in Schedule 4.6 hereto or the operation and maintenance thereof as now operated or maintained, contravenes any zoning ordinance or other administrative regulation (whether or not permitted because of prior nonconforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially adversely affect the value thereof. The buildings and items of equipment and machinery reflected on the CSI Balance Sheet having an original equipment cost of at least Two Thousand Five Hundred Dollars ($2,500) are generally in such operating condition and repair, ordinary wear and tear excepted, as is adequate for the conduct of CSI's business. CSI has provided to Platinum a complete and correct copy of each policy of title insurance pertaining to the real properties (exclusive of leasehold interests) owned by CSI, and described in Schedule 4.6 hereto.

          4.7 ABSENCE OF CERTAIN EVENTS. Except as set forth in Schedule 4.7 attached hereto, since May 31, 1997, CSI has not:

               (a) made any changes in its authorized capital or outstanding securities;

               (b) issued, sold, delivered or agreed to issue, sell or deliver any of its capital stock, bonds or other corporate securities, pursuant to existing employee stock options, or granted or agreed to grant any options, warrants or other rights calling for the issuance, sale or delivery thereof;

               (c) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligations or liability (absolute or contingent), except obligations and liabilities incurred in the Ordinary Course of Business;

               (d) paid any obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the CSI Balance Sheet and current liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business;

               (e) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kinds whatsoever in respect of its capital stock, or purchased, redeemed or otherwise acquired, or agreed to purchase, redeem or otherwise acquire, any of its outstanding capital stock;

               (f) except in the Ordinary Course of Business, sold, transferred, or otherwise disposed of, or agreed to sell, transfer, or otherwise dispose of, any of its assets, properties, or rights, or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims;

               (g) except in the Ordinary Course of Business, entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties, or rights, or requiring the consent of any party to the transfer and assignment of any such assets, properties, or rights;

               (h) waived any rights of value, without consideration therefor, which in the aggregate would have a Material Adverse Effect on CSI;

               (i) made or permitted any amendment or termination of any non-trade contract, agreement, or license to which it is a party or to which it or any of its assets or properties are subject;

               (j) made, directly or indirectly, any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination to pay any of its present or former officers, directors, or employees;

               (k) increased or agreed to increase the rate of compensation payable or to become payable by it to any of its officers, directors, or employees (other than those made in connection with regularly scheduled employee reviews and which are in amounts and on terms consistent with prior practice) or adopted any new, or made any increase in, any existing, profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan, payment or arrangement made to, for, or with any of such officers, directors, or employees;

               (l) made any capital expenditures (or commitments therefor) in excess of $10,000 individually or in the aggregate;

               (m) entered into any other material transaction other than in the Ordinary Course of Business;

               (n) experienced any labor trouble or been informed of the loss or potential loss of any management or technical personnel which has, or can be anticipated to have, a Material Adverse Effect;

               (o) been cited for any material violations of the federal Occupational Safety Health Act of 1970 or any rules or regulations promulgated thereunder or any other act, rules or regulations of any other governmental agency;

               (p) suffered any damages, destruction or losses which in the aggregate are material to CSI's business, or incurred or become subject to any material claim or liability for any damages or alleged damages for any actual or alleged negligence or other tort or breach of contract which are in the aggregate material to CSI's business;

               (q) failed to operate the business of CSI in the ordinary course so as to use reasonable efforts to preserve the business intact, to keep available to Platinum the services of CSI's employees, and to preserve for Platinum the goodwill of CSI's suppliers, customers and others having business relations with it except where such failure would not have a Material Adverse Effect;

               (r) changed its accounting methods or practices by CSI materially adversely affecting its assets, liabilities or business; or

               (s) experienced any change in CSI's condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects, except for changes contemplated hereby or changes which have not, individually or in the aggregate, been materially adverse.

          4.8 INDEBTEDNESS. The CSI Balance Sheet reflects all indebtedness for borrowed money owed by CSI or to which any of its assets or properties are subject as of the date thereof and which is required to be reflected by GAAP therein. A complete and correct copy of each note, loan, credit or other similar instrument pursuant to which any such indebtedness for borrowed money was incurred has been delivered to Platinum. The total amount of such indebtedness due and owing by CSI does not exceed $1,140,000.

          4.9 GUARANTIES AND SURETYSHIP. CSI is not a party to or bound by any guaranties, matters of suretyship, or other similar instruments.

          4.10 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent set forth or reflected or reserved against in the CSI Balance Sheet or in Schedule 4.10, CSI does not have any debts, obligations, liabilities or commitments of any nature, whether due or to become due, absolute, contingent or otherwise, that, in accordance with GAAP, are required to be disclosed in a balance sheet or the footnotes thereto, and are not shown on the CSI Balance Sheet delivered pursuant hereto, other than liabilities incurred after the Balance Sheet Date in the Ordinary Course of Business and consistent with past practice. Such post-Balance Sheet Date liabilities are not material in amount and have not had and are not expected to have, individually or in the aggregate, a Material Adverse Effect. As to each liability, debt, obligation or commitment, fixed or contingent, that is set forth on Schedule 4.10,

CSI shall provide the following information, in writing as an attachment to such
Schedule: (i) a summary description of the liability, debt, obligation or commitment, together with copies of all relevant documentation relating thereto, the amounts claimed and any other action or relief sought and, if in connection with a claim, suit or proceeding, the name of the claimant and all other parties involved therewith and the identity of the court or agency in which such claim, suit or proceeding is being prosecuted, and (ii) the best estimate of CSI of the maximum amount, if any, which is likely to become payable with respect to any contingent liability.

          4.11 TAXES AND TAX RETURNS.

               (a) Except as set forth on Schedule 4.11: (i) CSI has duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it on or prior to the date hereof; (ii) CSI has duly paid all Taxes (as hereafter defined) due or claimed to be due from it with respect to all taxable periods or portions of periods ended on or before the date hereof (whether or not shown on any Tax Return), and there are no assessments or claims for payment of Taxes now pending or, to the best knowledge of CSI , threatened, nor any audit of the records of CSI being made or threatened by any taxing authority for any such periods or portions thereof; and (iii) to the knowledge of CSI, there are no facts or circumstances which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes. The amounts set up as provisions for Taxes, if any, on the most recent balance sheet included in the Financial Statements are sufficient for the payment of all unpaid Taxes of CSI, accrued for or applicable to the periods ended on such date and all years and periods prior thereto and for which CSI, at those dates, was liable. True and correct copies of CSI's three most recently filed tax returns have been delivered to Platinum. CSI has properly withheld and paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, shareholders, or other third parties and has also paid all employment taxes as required under applicable laws.

               (b) CSI has not waived any statute of limitation in respect of any Taxes or assessments by any federal, state, county, local, foreign or other taxing jurisdiction or agreed to any extension of time with respect to an assessment or deficiency in any Tax. CSI has not filed a consent under Section 341(f) of the Tax Code concerning collapsible corporations.

               (c) CSI has not made any payments, and is not obligated to make any payments, nor is CSI a party to any agreement that under any circumstances could obligate it to make any payments, that would not be deductible under
Section 280G of the Tax Code. CSI has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Tax Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Tax Code. CSI is not a party to any tax allocation or tax sharing agreement.

               (d) Except as set forth on Schedule 4.11, CSI is not, and has never been, required to file a consolidated or combined state or federal income Tax Return with any other person or entity and is not liable for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as transferee or successor, by contract or otherwise.

               (e) For purposes of this Agreement, the term "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code

Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

               (f) For purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          4.12 NOTES AND ACCOUNTS RECEIVABLE; WORK IN PROGRESS. Attached hereto as Schedule 4.12 are (i) an accurate list of all accounts and notes receivable of CSI, including any accounts or notes receivable not reflected in the CSI Balance Sheet, (ii) an aging of all such accounts and notes receivable showing amounts due in 30-day aging categories and (iii) an accurate list of all work in process of CSI, in each case, as of the date of this Agreement. All such accounts and notes receivable and work in process on such listing arose from, and all accounts and notes receivable of CSI created between the date hereof and the Closing will have arisen from, the provision of services or sale of products by CSI in the ordinary course of business. CSI has not received any notice and does not know of any counterclaim or set-off with respect to any such accounts or notes receivable or work in process, or any facts or circumstances that would be the basis for any such counterclaim or set-off, which is not reflected or taken into account in the contractual allowance or bad debt reserves set forth in the CSI Balance Sheet or accrued in the Ordinary Course of Business. Except to the extent collected since the Balance Sheet Date, all notes and accounts receivable or work in process reflected on the CSI Balance Sheet are, and all notes and accounts receivable or work in process accruing between the Balance Sheet Date and the Closing Date will be (i) bona fide claims against debtors for sale or other charges, (ii) subject to no material expenses, set-offs or counterclaims, and (iii) collected in an amount equal to the net amount thereof as set forth on the CSI Balance Sheet (or, in the case of those arising after the CSI Balance Sheet Date, less the reasonable reserves provided therefor) within 180 days of the date when due. Set forth on Schedule 4.12 is an accurate list of all accounts receivable of CSI as of the date hereof subject to any "factoring" or similar arrangement.

          4.13 FIXED ASSETS. Schedule 4.13 is a list of all of the fixed assets used in the Business, other than any fixed asset the replacement cost of which would be less than $1,000.00 and which is not of material importance to CSI's operations. The fixed assets are in good working order and condition, ordinary wear and tear excepted, have been properly maintained, are suitable for the uses for which they are being utilized in the Business, do not require more than regularly scheduled maintenance in the ordinary course, consistent with CSI's established maintenance policies, to keep them in good operating condition and comply with all requirements under applicable laws, regulations and licenses which govern the use and operation thereof.

          4.14 MATERIAL CONTRACTS. Except only as to contracts and documents listed in Schedule 4.14 hereto or any other Schedule attached to this Agreement, CSI is not a party to or bound by, and none of its assets and properties are subject to, any:

               (a) contract not made in the Ordinary Course of Business;

               (b) employment, consulting, or representation contract;

               (c) contract with any labor union or association;

               (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance or other plan or agreement providing employee benefits;

               (e) lease with respect to any property, real or personal, whether as lessor or lessee, providing for an annual rental in excess of $10,000;

               (f) continuing contract which involves payments by CSI of in excess of $10,000 individually or $50,000 in the aggregate;

               (g) contract or commitment for any capital expenditures exceeding $10,000 individually or in the aggregate; or

               (h) executory contracts for the provision of services by CSI exceeding $50,000 in any year.

          A complete and correct copy of each contract listed on Schedule 4.14 hereto or on any other Schedule attached hereto (collectively, the "Contracts") has been provided to Platinum, and each such contract is in full force and effect and CSI is not, and to the best knowledge of CSI, no other party thereto is in default thereunder.

          Each of such contracts, agreements, leases, licenses and instruments so listed, or required to be so listed, in Schedule 4.14 is a valid and binding obligation of CSI and, to the best knowledge of CSI, the other parties thereto, enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies. Except as otherwise set forth in Schedule 4.14 hereto, there have not been any defaults by CSI or, to the best knowledge of CSI, defaults or any claims of default or claims of nonenforceability by the other party or parties which, individually or in the aggregate, would have a Material Adverse Effect on CSI, and there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default by CSI, or to the best knowledge of CSI, by the other party or parties, under any of such contracts, agreements, leases, licenses and instruments or would cause a creation of a lien, security interest or encumbrance upon any of the assets of CSI or otherwise have a Material Adverse Effect on CSI.

          4.15 INTELLECTUAL PROPERTY.

               (a) Attached hereto as Schedule 4.15 is an accurate list and description of all patents, patent applications, patent licenses, copyrights, copyright licenses, trademarks, trademark applications and trademark licenses, and other trade secrets, know-how or intellectual property rights (the "Intellectual Property") owned, held, utilized or applied for by CSI. Except as set forth on Schedule 4.15 hereto:

                   (i) CSI owns all right, title and interest in and to all Intellectual Property used in or necessary for, and as to Third Party Technology (as defined below) has sufficient rights necessary for, the conduct of CSI's business as presently conducted, or as planned to be conducted, by CSI, including, without limitation, all Intellectual Property developed or discovered in connection with or contained in or related to the CSI Products (as defined below), free and clear of all liens, mortgages, charges, pledges, claims and encumbrances (including without limitation any distribution rights and royalty rights) (including Third Party Technology, the "CSI Rights").

                   (ii) Solely as to Third Party Technology (as defined below), the representations in Section 4.15 are limited to CSI's interest pursuant to the Third Party Licenses (as defined below), all of which are valid and enforceable and in full force and effect. "Third Party Licenses" means all licenses and other agreements with third parties relating to any Intellectual Property or products that CSI is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products marketed and distributed by CSI. "Third Party Technology" means all Intellectual Property and products owned by third parties and licensed pursuant to Third Party Licenses. Notwithstanding the foregoing, Third Party Technology shall not include any "off-the-shelf" software program if the use of such program by CSI is in accordance with any applicable shrink wrap license and no portion of such program is distributed or licensed by CSI to third parties or incorporated into products distributed by CSI or licensed to third parties.

                   (iii) For purposes of this Agreement, the term "CSI Products" shall mean the Clientele Customer Information System and related products, including any Intellectual Property related thereto.

                   (iv) All of the Intellectual Property which is in the public domain and is used in or necessary for the conduct of CSI's business as presently conducted or contemplated is listed on Schedule 4.15, attached hereto.

               (b) Except as set forth in Schedule 4.15, CSI has the exclusive right to use, sell, license and dispose of, and has the right to bring actions for infringement of, all CSI Rights, other than Third Party Technology.

               (c) Schedule 4.15 contains an accurate and complete description of: (i) all patents, trademarks, servicemarks (with separate listings of registered and unregistered trademarks and servicemarks), tradenames, and registered copyrights in or related to the Third Party Technology, all applications and registration statements therefor, and a list of all licenses and other agreements relating thereto.

               (d) All of CSI's copyright registrations related to any and all of CSI's copyrights are valid and in full force and effect. If the copyright has not been registered, then it is not part of the foregoing representation. CSI has valid copyrights in all material copyrightable material whether or not registered with the U.S. copyright office, including all copyrights in all CSI Products containing material copyrightable material. Consummation of the transactions contemplated hereby will not alter or impair the validity of any copyrights or copyright registrations.

               (e) No claims have been asserted against CSI by any person challenging CSI's use or distribution (including manufacture, marketing license, or sale) of any CSI Right or products utilized by CSI (including, without limitation, the CSI Products and Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). There is no valid basis for any claim of the type specified in this Section 4.15(e).

               (f) The execution, delivery and performance of this Agreement and the consummation of the Merger and the transactions contemplated hereby and by the other Transaction Documents will not (i) breach, violate or conflict with any instrument, agreement or other right governing any CSI Right or portion thereof, (ii) cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any CSI Right or portion thereof, (iii) in any way impair the right of CSI to use (including distribute, manufacture, marketing, license, sale or other disposition) of any CSI Right or portion thereof, or (iv) give rise to any right to bring any action for infringement of, any CSI Right or any portion thereof.

               (g) Except as set forth on Schedule 4.15, there are no royalties, honoraria, fees or other payments that would be payable by CSI to any person by reason of the ownership, use, license, sale, distribution, or disposition of any CSI Right, other than sales commissions that would be payable in the ordinary course of business.

               (h) No CSI Right and no use by CSI of any CSI Right in its prior, current or contemplated business (including distribution, manufacture, marketing, license or sale), violates any rights of any third party, including
(i) infringement of or misappropriation of Intellectual Property, (ii) unfair competition, (iii) defamation, (iv) contractual rights, or (v) rights of privacy or publicity. Solely with respect to claims of infringement of a third party patent or unregistered trademark or infringement of Third Party Technology, the foregoing representations in this Section are made to the best knowledge of CSI.

               (i) To the best knowledge of CSI, no third party is violating, infringing, or misappropriating any CSI Right or contract of CSI.

               (j) CSI is not in default under or in breach or violation of, nor, is there, to the best of CSI's knowledge, any valid basis for any claim of default by CSI under, or breach or violation by CSI of, any contract, commitment or restriction relating to any CSI Right, including any Third Party License (each, an "Intellectual Property Contract"). No other party is in default under or in breach or violation of, nor, to the best of CSI's knowledge, is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Intellectual Property Contract. Each Intellectual Property Contract is valid, binding, in full force and effect, and enforceable by CSI in accordance with its terms. To the best knowledge of CSI, no party to any Intellectual Property Contract intends to cancel, withdraw, modify or amend such contract.

               (k) No CSI Shareholder, employee or contractor, nor any of their respective affiliates, has any right, title or interest in or to any CSI Right, other than rights pertaining to Third Party Technology obtained from the third party licensor, and other than a nonexclusive right to use CSI Products pursuant to CSI's standard end-user license terms.

               (l) Except as set forth in Schedule 4.15: (i) no third party (including any OEM or site license customer) has any right to manufacture, reproduce, distribute, sell, sublicense, market or exploit any of the CSI Rights or any adaptations, translations, or derivative works based on the CSI Rights, or any portion thereof, other than rights pertaining to Third Party Technology obtained from the third party licensor; (ii) CSI has no agreements, contracts or commitments that provide for the manufacture, reproduction, distribution, sale, sublicensing, marketing, development, exploitation, or supply by CSI of any CSI Right or any adaptation, translation, or derivative work based on the CSI Rights, or any portion thereof or otherwise material to the continued business of CSI; (iii) CSI has not granted to any third party any exclusive rights of any kind with respect to any of the CSI Rights, including territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the CSI Rights; and (iv) CSI has not granted any third party any right to market any product utilizing any CSI Right under any "private label" arrangements pursuant to which CSI is not identified as the source of such goods. Each document or instrument identified pursuant to this Section is listed in Schedule 4.15 and true and correct copies of such documents or instruments have been furnished to Platinum. Except with respect to the rights of third parties to the Third Party Technology, no third party has any right to manufacture, reproduce, distribute, sublicense, market or exploit any works or materials of which any of the CSI Rights are a derivative work.

               (m) Each CSI Product: (i) substantially complies with all specifications set forth therefor in any contract, agreement, advertisement or other promotional material for such products and with all other warranty requirements, other than bugs or fixes required or expected in the ordinary course of business and not otherwise material to CSI's business; (ii) has been created in a professional manner considering its present stage of development; and (iii) can be recreated from its associated source code without undue burden.

               (n) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any CSI Rights, other than Third Party Technology, at any stage of their development were written, developed and created solely and exclusively by employees of CSI without the assistance of any third party or entity.

               (o) CSI has not knowingly altered its data, or any CSI Rights, in a manner that may damage data, whether stored in electronic, optical, or magnetic or other form.

               (p) CSI has furnished Platinum with true and accurate copies of all end user documentation relating to the use, maintenance or operation of each CSI Product.

               (q) CSI has not disclosed or otherwise dealt with any aspect of any CSI Rights, other than Third Party Technology, that would constitute a trade secret if not injected into the public domain or if treated as secret, in such a manner as to cause such aspect not to constitute a trade secret.

               (r) No employee of CSI is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with CSI or, to CSI's best knowledge, any other party because of the nature of the business conducted by CSI or proposed to be conducted by CSI. Neither the execution or delivery of any of the foregoing agreements, nor the carrying on of CSI's business as employees by such persons, nor the conduct of CSI's business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated; provided that, solely as the foregoing representation relates to any agreement between an employee and any party other than CSI, such representation is limited to CSI's best knowledge.

               (s) No product liability or warranty claims have been communicated to or threatened against CSI nor, to the best of CSI's knowledge, is there any specific situation, set of facts or occurrence that provides a basis for such claim.

          4.16 INSURANCE. Schedule 4.16 contains an accurate description of all policies of fire, general liability, property, worker's compensation, errors and omissions and other forms of insurance maintained by or on behalf of CSI in connection with the Business as protection for CSI's assets and the Business. Except as set forth in Schedule 4.16 hereto, all of such policies are now in full force and effect and policies covering the same risks and in substantially the same amounts have been in full force and effect since January 1, 1994. CSI has not received any notice of cancellation or material amendment of any such policies; no coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely fashion.

          4.17 LICENSES, PERMITS, ETC. Attached hereto as Schedule 4.17 is a list and description of all material licenses, franchises, permits, easements, certificates, consents, rights and privileges, and other governmental authorizations necessary or appropriate to the conduct of the business of CSI other than those listed on Schedule 4.1. All such items are in full force and effect and complete and correct copies thereof have been furnished to Platinum. CSI is in compliance in all material respects with all conditions or requirements imposed by or in connection with such Licenses and Permits and with respect to its operation of the Business, and CSI has not received any notice, nor does CSI have any knowledge that any governmental authority intends to cancel, terminate or modify any of such licenses or permits or that valid grounds for any such cancellation, termination or modification currently exist.

          4.18 LITIGATION. Except as set forth in Schedule 4.18 hereto, there is neither (a) any action, suit, proceeding or investigation, nor (b) any counter or cross-claim in an action brought by or on behalf of CSI, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the best knowledge of CSI, threatened, against CSI, which (i) could reasonably be expected to affect adversely CSI's ability to perform its obligations under this Agreement or the agreements referenced herein or complete any of the transactions contemplated hereby or thereby, or (ii) involves the reasonable possibility of any judgment or liability, or which may become a claim, against Platinum, Merger Sub, the Business or any of the assets of CSI prior to or subsequent to the Effective Time of the Merger. Except as set forth in Schedule 4.18, CSI is not subject to any judgment, order, writ, injunction or decree of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over CSI, any of its assets or the Business.

          4.19 COMPLIANCE WITH LAWS. Since the date of its incorporation CSI has complied in all material respects with all applicable foreign, federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including, without limitation, those imposing taxes, in every applicable jurisdiction, in respect of the ownership of its assets and properties and the conduct of its business where the effect of failure to so comply would have a Material Adverse Effect. Except as disclosed in Schedule
4.19 hereto, and without limiting the generality of this Section 4.19, there are no unresolved (i) proceedings or investigations instituted or, to the best knowledge of CSI, threatened, by any such governmental authorities against CSI or relating to the Business, or (ii) citations issued or, to the best knowledge of CSI, threatened against CSI or the Business by any governmental authorities, or (iii) other notices of deficiency or charges of violation brought or, to the best knowledge of CSI, threatened against CSI or the Business, including under any federal or state regulation or otherwise, which could have, individually or in the aggregate, a Material Adverse Effect, or interfere with the maintenance of the permits, licenses, franchises, certificates, authorizations or any right to operate held by CSI; and, to the best knowledge of CSI, there are no facts or circumstances upon which any such proceedings, investigations, citations, notices, disallowances or charges may be instituted, issued or brought hereafter.

          4.20 EMPLOYEES. Attached hereto as Schedule 4.20 is a list of the names and annual rates of salary and other compensation of all the present officers, directors, employees, and contractual agents of CSI. Schedule 4.20 hereto summarizes the bonus, profit sharing, incentive, percentage compensation, vacation and other like benefits, if any, payable to such officers, directors, employees, and agents as of the date hereof. Except as disclosed in Schedule
4.20 the transactions contemplated by this Agreement will not trigger any obligations of CSI under any employment, severance or other agreement, whether written or oral, with any of CSI's employees, nor will they give rise to any form of indemnity, claim or right to or of any employee of CSI under any agreement, law, rule or regulation, whether as a change in the condition of employment of such employee or otherwise. There are no claims, actions, suits, proceedings, or investigations pending, or to the best knowledge of CSI, threatened against CSI or any of its officers, directors, employees or agents in regard to race, creed, gender, age or other forms of discrimination, sexual harassment, wrongful discharge, or any other similar allegations.

          4.21 EMPLOYEE BENEFIT PLANS. Schedule 4.21 hereto contains a complete list of CSI's Employee Plans. True, correct and complete copies or descriptions of such Employee Plans have been delivered to Platinum. For purposes of this
Section 4.21, the term "Employee Plan" includes all present (including those terminated or transferred within the past five years) plans, programs, agreements, arrangements, and methods of contribution or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of CSI or to any other person who provides services to CSI, whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Tax Code. The term Employee Plan includes, but is not limited to, pension, retirement, profit sharing, stock option, stock bonus, and nonqualified deferred compensation plans and includes any Employee Plan that is a multiemployer plan as defined in Section 3(37) of ERISA. The term Employee Plan also includes, but is not limited to, disability, medical, dental, health insurance, life insurance, incentive plans, vacation benefits, and fringe benefits. Any and all tax returns, reports, forms or other documents required to be filed by CSI under applicable federal, state or local law with respect to CSI's Employee Plans have been timely filed and are correct and complete in all respects; and any and all amounts due by CSI to any governmental agency or entity with respect to the Employee Plans have been timely and fully paid. Except as set forth in Schedule 4.21, all Employee Plans are now, and have always been, established, maintained and operated in accordance with all applicable laws (including, but not limited to, ERISA and the Tax Code) and all regulations and interpretations thereunder and in accordance with their plan documents. All written communications with respect to each Employee Plan by any person (including, but not limited, to the members of any plan committee, all plan fiduciaries, plan administrators, CSI and its management, and CSI's employees) accurately reflect the documents and operations of each such Employee Plan. Except as disclosed in Schedule 4.21, each funded Employee Plan providing for payment of deferred compensation is and always has been qualified under Section 401 of the Tax Code. Except as disclosed in Schedule 4.21, the Internal Revenue Service has issued one or more determination letters with respect to each funded Employee

Plan stating that, from the inception of each such Employee Plan, such Employee Plan has been and is qualified under Section 401 of the Tax Code and each trust maintained in connection with each such Employee Plan has been and is exempt under Section 501 of the Tax Code. Except set forth in Schedule 4.21, there is no unfunded liability for vested or nonvested benefits under any funded Employee Plan, and all contributions required to be made to or with respect to each Employee Plan have been completely and timely paid. All reports, forms and other documents required to be filed with any governmental entity with respect to any Employee Plan have been timely filed and, to the best knowledge of CSI, are accurate. There have been no filings with respect to any Employee Plan with the Pension Benefit Guaranty Corporation ("PBGC"). No liability to the PBGC has been incurred or is expected with respect to any Employee Plan except for insurance premiums, and all insurance premiums incurred or accrued up to and including the Closing Date have been or will be timely paid by CSI. No amount is, and as of the Closing Date no amount will be, due or owing from CSI to any "multiemployer plan" (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom. There has been no event or condition, nor is any event or condition expected, that would present a risk of termination of any Employee Plan, or which would constitute a "reportable event" within the meaning of Section 404(3) of ERISA and the regulations and interpretations thereunder. There has been no merger, consolidation, or transfer of assets or liabilities (including, but not limited to, a split-up or split-off) with respect to any Employee Plan. There is and there has been no actual or, to the best knowledge of CSI, anticipated, threatened or expected litigation or arbitration concerning or involving any Employee Plan. No complaints to or by any governmental entity have been filed or, to the best knowledge of CSI, have been threatened or are expected with respect to any Employee Plan. No Employee Plan or any other person has any liability to any plan participant, beneficiary or other person under any provision of ERISA, the Tax Code or any other applicable law by reason of any transaction as described in Section 406 of ERISA and Section 4975 of the Tax Code with respect to any Employee Plan. No Employee Plan provides medical benefits to one or more former employees (including retirees), other than benefits required to be provided under Section 4980B of the Tax Code. There is no contract, agreement or benefit arrangement covering any employee of CSI which individually or collectively would constitute an "excess parachute payment" under Section 280G of the Tax Code.

          4.22 BANK ACCOUNTS AND POWERS OF ATTORNEY. Attached hereto as Schedule
4.22 is a list setting forth:

               (a) the name of each bank, savings and loan or other financial institution in which CSI has any account or safe deposit box, the account name and number of each such account or safe deposit box, and the names of all persons authorized to draw thereon or have access thereto; and

               (b) the name of each person, corporation, firm association, or business entity or enterprise holding a general or special power of attorney from CSI and a summary of the terms thereof.

          4.23 PRODUCT WARRANTIES AND LIABILITIES. Except as set forth on
Schedule 4.23 attached hereto and except for the warranties contained in certain of the contracts listed in Schedule 4.14, CSI has not given or made any express warranties to third parties with respect to any services performed or products sold by it. CSI does not have any knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against CSI not fully covered by insurance, for liability on account of products liability or on account of any express or implied product warranty, except for warranty obligations and product returns in the Ordinary Course of Business and as set forth on Schedule 4.23.

          4.24 LABOR MATTERS. CSI is not a party to a collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals which are pending or have been conducted or made with or by any labor union or association, and there are no pending or threatened labor disputes, strikes, or work stoppages which may have a Material Adverse Effect. CSI is in substantial compliance with all foreign, federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices.

          4.25 QUESTIONABLE PAYMENTS. CSI has not made, and CSI does not have any knowledge that any shareholder, officer, director, employee, agent or other representative acting on its behalf has made, directly or indirectly, any bribes, kickbacks, or political contributions with corporate funds, payments from corporate funds not recorded on the books and records of CSI, payments from corporate funds which were falsely recorded on the books and records of CSI, payments from corporate funds to governmental officials in their individual capacities or illegal payments from corporate funds to obtain or retain business either within the United States of America or abroad.

          4.26 BROKERS. CSI is not a party to or in any way obligated under any contract or other agreement regarding, and there are no outstanding claims against it for the payment of, any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby.

          4.27 CONFLICT OF INTEREST. Except as set forth in Schedule 4.27, no Principal Shareholder, officer or director of CSI or any Member of the Immediate Family of any such person:

               (a) has any direct or indirect interest in (i) any entity which does business with CSI, or (ii) except by virtue of being a shareholder of CSI, any property, asset or right which is used by CSI in the conduct of its business;

               (b) has any contractual relationship with CSI other than with respect to the performance of services as an officer or director; or

               (c) has been involved in any transaction with CSI during the past three (3) years other than with respect to the performance of service as an officer or director as to the issuance of securities of CSI.

          4.28 BOOKS AND RECORDS. The books and records of CSI are in all material respects complete and correct and have been maintained in accordance with good business practice and generally accepted accounting principles and reflect a true record of all meetings or proceedings of its Board of Directors and shareholders to the knowledge of CSI.

          4.29 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth in Schedule 4.29, CSI has complied with, and the operation of the Business is in compliance with, in all material respects, all federal, state, local and regional statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to or adversely affecting the Business or CSI's assets (collectively the "Environmental Laws"); and no notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received, nor is any such notice pending or, to the best knowledge of CSI, threatened. Except as set forth in Schedule 4.29, (i) except in compliance with applicable Environmental Laws and any licenses or permits relating thereto, there has been no generation, use treatment, storage, transfer, disposal, release or threatened release, in, at, under, from, to or into, or on such properties of toxic or hazardous substances during the ownership or occupancy thereof by CSI or, to the best knowledge of CSI, prior to such ownership or occupancy, and (ii) in no event has there been any generation, use, treatment, storage, transfer, disposal, release or threatened release, in, at, under, from, to or into, or on such properties of toxic or hazardous substances that has resulted in or is reasonably likely to result in a material adverse effect on the Business or any CSI's assets. For the purposes of this
Section 4.30, "toxic or hazardous substances" shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), as amended, and its related state and local counterparts, (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, and (iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined) and their respective constituents and any wastes associated with the exploration, development or production of crude oil, nature gas or geothermal energy.

          4.30 CONFIDENTIALITY. Since the date of incorporation of CSI, CSI has taken reasonable steps necessary to maintain the continuing protection of its proprietary, confidential and trade secret information and Intellectual Property. Such protections include, but are not limited to, having every CSI employee or independent contractor who has had access to proprietary or confidential information except as disclosed on Schedule 4.30, sign a confidentiality and nondisclosure agreement and assignment of inventions agreement, true and correct copies of which have been delivered to Platinum, containing standard provisions that are adequate to maintain the confidentiality of CSI's proprietary, confidential and trade secret information and Intellectual Property and to assign to CSI certain work product of such persons.

          4.31 REPRESENTATIONS REGARDING POOLING OF INTERESTS.

               (a) CSI is not and has never been a subsidiary or division of another corporation.

               (b) CSI does not own and has never owned any Platinum Common
Stock.

               (c) CSI has not changed the equity interest of the voting CSI Stock in contemplation of effecting this Agreement, either within two years before the merger anticipated hereunder was initiated or between the dates the anticipated merger was initiated and consummated, except as permitted by Accounting Principles Board Opinion No. 16 ("APB No. 16"). For purposes of the foregoing, the anticipated merger is deemed to be initiated on the earlier of
(i) the date that the
major terms of the merger, including the ratio of conversion of stock, were announced publicly, which was June __, 1997, or otherwise formally made known to the shareholders of either Platinum or CSI or (ii) the date that shareholders of either company were notified in writing of an exchange offer or a merger, as the case may be. The foregoing sentence is to be interpreted with reference to APB No. 16.

               (d) CSI has not reacquired any of its own stock during the two-year period immediately preceding the date hereof.

          4.32 FULL DISCLOSURE. All of the representations and warranties made by CSI in this Agreement, and all statements set forth in the certificates delivered by CSI at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

      5. REPRESENTATIONS AND WARRANTIES OF PLATINUM AND MERGER SUB. Platinum and Merger Sub, jointly and severally, represent and warrant to and agree with CSI that:

          5.1 ORGANIZATION AND EXISTENCE. Each of Platinum and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and Oregon, respectively, and has all requisite corporate power to carry on its business as now conducted. Each of Platinum and Merger Sub is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the assets owned by it or the nature of the business transacted by it require such qualification where the failure to so qualify would not have a Material Adverse Effect.

          5.2 AUTHORITY. Platinum and Merger Sub have the corporate power and have taken or will take all necessary and proper corporate action to authorize and approve this Agreement and the consummation hereof, and the execution and delivery of this Agreement and consummation hereof do not and will not violate any provision of any judicial or governmental decree, order, or judgment or conflict with, or result in a breach of or constitute a default under, the Certificate or Articles of Incorporation (as applicable) or Bylaws of either Platinum or Merger Sub or any agreement or instrument to which either of them is a party or by which either is bound. The execution, delivery, and performance by Platinum and Merger Sub of this Agreement, each agreement referenced herein to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Platinum and Merger Sub and by Platinum as the sole shareholder of Merger Sub and no further corporate action is necessary on the part of Platinum or Merger Sub, assuming due execution by the other parties hereto and thereto. This Agreement has been, and at the Closing each agreement referenced herein to which it is a party will be, duly executed and delivered by Platinum and Merger Sub. This Agreement is, and when duly executed and delivered at the Closing each agreement referenced herein will be, the valid and binding agreement of Platinum, and, to the extent it is a party thereto, Merger Sub, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and (ii) general principles of equity relating to the availability of equitable remedies.

          5.3 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, there has been no change in the business, prospects, or condition, financial or otherwise, of Platinum, except as set forth in the SEC Filings and changes in the Ordinary Course of Business that in the aggregate have not been materially adverse. To the knowledge of Platinum, except as set forth in the SEC Filings, there are no new developments in any business conducted by Platinum, nor any new or improved materials, products, processes, or services useful in connection with the business of Platinum or its customers or suppliers, which can reasonably be expected to have a Material Adverse Effect.

          5.4 VALIDITY OF PLATINUM COMMON STOCK. The Platinum Common Stock to be issued pursuant to the provisions of this Agreement in connection with the Merger will be, when issued upon the terms and for the consideration specified in this Agreement, validly issued and outstanding, fully paid and nonassessable.

          5.5 CAPITAL STOCK OF MERGER SUB. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, all of which shares are validly issued and outstanding, fully paid and nonassessable, and owned by Platinum as of the date hereof.

          5.6 INVESTMENT INTENT. The CSI Stock to be acquired by Platinum as a result of the Merger is being and will be acquired by Platinum for its own account for investment and not with any present intention of distribution thereof.

          5.7 PLATINUM FINANCIAL STATEMENTS. The financial statements of Platinum for its third quarter ended March 31, 1997, as contained in Platinum's Quarterly Report or Form 10-Q for such quarter, are complete and correct in all material respects in accordance with the books of account and records of Platinum, and present fairly the financial position of Platinum, at the dates indicated and the results of its operations and the changes in their respective shareholders equity for the periods then ended, in accordance with generally accepted accounting principles consistently applied.

          5.8 BROKERS. Except as disclosed in Schedule 5.8, neither Platinum nor Merger Sub is a party to or in any way obligated under any contract or other agreement regarding, and there are no outstanding claims against either of them for the payment of, any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby.

          5.9 AUTHORIZED CAPITAL STOCK OF PLATINUM. The authorized capital stock of Platinum consists of 60,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share, of which 500,000 shares have been designated as Series A Preferred Stock, 2,490,000 shares have been designated as Series C Preferred Stock, and 231,915 shares have been designated as Series C Preferred Stock. As of April 30, 1997, Platinum had 18,890,577 shares of Common Stock, no shares of Series A Preferred Stock, 2,435,000 shares of Series B Preferred Stock, and 231,598 shares of Series C Preferred Stock outstanding. All such shares are validly issued and outstanding, fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder. Each share of Series B Preferred Stock is convertible into one share of Common Stock, and each share of Series C Preferred Stock is convertible into ten shares of Common Stock, as adjusted for stock dividends, combinations or splits at the option of the holder. As of April 30, 1997, Platinum has granted options to purchase an aggregate of 3,584,778 shares of Common Stock to employees under employee option plans.

          5.10 SEC REPORTS OF PLATINUM. Platinum has furnished CSI copies of the reports of Platinum filed with the Securities and Exchange Commission set forth in Section 7.5 ("SEC

Reports"). Said reports are accurate and complete in all material respects and do not omit any material information required to be set forth therein. Platinum has filed with the Securities and Exchange Commission all reports required to be filed by it since becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

          5.11 LITIGATION. There is neither (a) any action, suit, proceeding or investigation, nor (b) any counter or cross-claim in an action brought by or on behalf of Platinum, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the best knowledge of Platinum, threatened, against Platinum, which (i) could reasonably be expected to affect adversely Platinum's ability to perform its obligations under this Agreement or the agreements referenced herein or complete any of the transactions contemplated hereby or thereby, or (ii) which may reasonably be expected to have a Material Adverse Effect on Platinum or Merger Sub prior to or subsequent to the Effective Time of the Merger. Platinum is not subject to any judgment, order, writ, injunction or decree of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Platinum, any of its assets or the Business.

          5.12 EMPLOYEE BENEFIT PLANS. Schedule 5.12 hereto contains a complete list of Platinum's Employee Plans. True, correct and complete copies or descriptions of such Employee Plans have been delivered to CSI. For purposes of this Section 5.12, the term "Employee Plan" includes all present (including those terminated or transferred within the past five (5) years) plans, programs, agreements, arrangements, and methods of contribution or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of Platinum or to any other person who provides services to Platinum, whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Tax Code. The term Employee Plan includes, but is not limited to, pension, retirement, profit sharing, stock option, stock bonus, and nonqualified deferred compensation plans and includes any Employee Plan that is a multiemployer plan as defined in Section 3(37) of ERISA. The term Employee Plan also includes, but is not limited to, disability, medical, dental, health insurance, life insurance, incentive plans, vacation benefits, and fringe benefits. Any and all tax returns, reports, forms or other documents required to be filed by Platinum under applicable federal, state or local law with respect to Platinum's Employee Plans have been timely filed and are correct and complete in all respects; and any and all amounts due by Platinum to any governmental agency or entity with respect to the Employee Plans have been timely and fully paid. Except as set forth in Schedule 5.12, all Employee Plans are now, and have always been, established, maintained and operated in accordance with all applicable laws (including, but not limited to, ERISA and the Tax Code) and all regulations and interpretations thereunder and in accordance with their plan documents. All written communications with respect to each Employee Plan by any person (including, but not limited, to the members of any plan committee, all plan fiduciaries, plan administrators, Platinum and its management, and Platinum's employees) accurately reflect the documents and operations of each such Employee Plan. Each funded Employee Plan providing for payment of deferred compensation is and always has been qualified under Section 401 of the Tax Code. The Internal Revenue Service has issued one or more determination letters with respect to each funded Employee Plan stating that, from the inception of each such Employee Plan, such Employee Plan has been and is qualified under Section 401 of the Tax Code and each trust maintained in connection with each such Employee Plan has been and is exempt under Section 501 of the Tax Code. Except set forth in Schedule 5.12, there is no unfunded liability for vested or nonvested benefits under any funded Employee Plan, and all contributions required to be made to or with respect to each Employee Plan have been completely and timely paid. All reports, forms and other documents required to be filed with any governmental entity with respect to any Employee Plan have been timely filed and, to the best knowledge of Platinum, are accurate. There have been no filings with respect to any Employee Plan with the Pension Benefit Guaranty Corporation ("PBGC"). No liability to the PBGC has been incurred or is expected with respect to any Employee Plan except for insurance premiums, and all insurance premiums incurred or accrued up to and including the Closing Date have been or will be timely paid by Platinum. No amount is, and as of the Closing Date no amount will be, due or owing from Platinum to any "multiemployer plan" (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom. There has been no event or condition, nor is any event or condition expected, that would present a risk of termination of any Employee Plan, or which would constitute a "reportable event" within the meaning of Section 404(3) of ERISA and the regulations and interpretations thereunder. There has been no merger, consolidation, or transfer of assets or liabilities (including, but not limited to, a split-up or split-off) with respect to any Employee Plan. There is and there has been no actual or, to the best knowledge of Platinum, anticipated, threatened or expected litigation or arbitration concerning or involving any Employee Plan. No complaints to or by any governmental entity have been filed or, to the best knowledge of Platinum, have been threatened or are expected with respect to any Employee Plan. No Employee Plan or any other person has any liability to any plan participant, beneficiary or other person under any provision of ERISA, the Tax Code or any other applicable law by reason of any transaction as described in Section 406 of ERISA and Section 4975 of the Tax Code with respect to any Employee Plan. No Employee Plan provides medical benefits to one or more former employees (including retirees), other than benefits required to be provided under Section 4980B of the Tax Code. There is no contract, agreement or benefit arrangement covering any employee of Platinum which individually or collectively would constitute an "excess parachute payment" under Section 280G of the Tax Code.

          5.13 REPRESENTATIONS REGARDING POOLING OF INTERESTS.

               (a) Platinum has not been a subsidiary or division of another corporation during the preceding two years.

               (b) Platinum did not own and has never owned any CSI Stock prior to the consummation of the transactions contemplated herein.

               (c) Platinum does not presently intend to directly or indirectly retire or reacquire all or part of the Platinum Common Stock issued to the CSI Shareholders hereunder.

               (d) Platinum does not intend or plan to dispose, or cause CSI to dispose, of a significant portion of the assets of either company within two years after the combination, or to liquidate or merge CSI, except as provided herein. The foregoing shall be interpreted with reference to APB No. 16.

               (e) Platinum has no plan or intention to cause CSI to issue additional shares of capital stock or to sell or otherwise dispose of any of the CSI Stock acquired hereunder that would result in Platinum losing control of the Company within the meaning of Section 368(c) of the Tax Code.

               (f) Platinum intends that CSI will continue its historic business or use a significant portion of its historic business assets in a business.

               (g) None of the compensation received by any shareholder-employee of CSI will be separate consideration for, or allocable to, any of their shares of CSI Stock, none of the shares of Platinum Common Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement.

          5.14 FULL DISCLOSURE. All of the representations and warranties made by Platinum in this Agreement, and all statements set forth in the certificates delivered by Platinum at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

      6. COVENANTS OF CSI. CSI (and, to the extent set forth in Section 6.4, the Principal Shareholders) covenant with Platinum and Merger Sub that:

          6.1 CONDUCT OF BUSINESS. Except as specifically contemplated in this Agreement, from the date of this Agreement to the Effective Time of the Merger, the business of CSI will be operated diligently and only in the Ordinary Course of Business, and, in particular, CSI, without the prior written consent of Platinum, will not:

               (a) cancel or permit any insurance of a material nature to lapse or terminate, unless renewed or replaced by like coverage;

               (b) amend its Articles of Incorporation or Bylaws;

               (c) be in material default under any material contract, agreement, commitments or undertaking of any kind;

               (d) violate or fail to comply with any laws applicable to it or its properties or business where the effect of the failure to so comply would have a Material Adverse Effect;

               (e) commit any act or permit the occurrence of any event or the existence of any condition of the type described in clauses (a) through (s) of
Section 4.7 hereof;

               (f) enter into any contract, agreement or other commitment of the type described in Section 4.14 hereof;

               (g) fail to maintain and repair any material amount of its assets in accordance with good standards of maintenance and as required in any leases or other agreements pertaining thereto;

               (h) acquire, purchase, or redeem any CSI Stock;

               (i) issue or enter into any subscriptions, options, agreements or other binding commitments in respect of the issuance, transfer, sale, registration, or encumbrance of any shares of CSI Stock, or accelerate the vesting of any stock option or restricted stock grant;

               (j) cause or voluntarily permit a change in any method of accounting for tax purposes during or applicable to its current tax year which would render inaccurate, misleading or incomplete the information concerning Taxes set forth or referred to in Section 4.11 hereof, or that would have a Material Adverse Effect for any period prior to the Effective Time of the Merger; or

               (k) permit any affiliate to sell or reduce its risk relative to the shares received by such affiliate until financial results covering at least thirty (30) days of post-merger combined results have been published.

          6.2 ACCESS TO INFORMATION. From and after the date of this Agreement, CSI shall give to Platinum, its counsel, accountants, engineers, and other representatives, reasonable access to all the properties, books, contracts, commitments and records of CSI so that Platinum may have the opportunity to make such investigation as it deems necessary, provided that such investigation shall not (i) unreasonably interfere with the employees, business, or operations of CSI, or (ii) violate any governmental regulations or laws or any customers or vendor confidentiality agreements now in effect and to which CSI is a party. Any such investigation shall not affect the representations and warranties of CSI contained in this Agreement.

          6.3 PRESERVATION OF GOODWILL. CSI will use its reasonable best efforts to preserve its business organization, to keep available to Platinum the services of the respective officers and employees of CSI and to preserve for Platinum the goodwill of all suppliers, customers, and others having business relations with CSI.

          6.4 SHAREHOLDERS' APPROVAL. This Agreement and the transaction contemplated hereby have been approved by the Board of Directors of CSI. The Board of Directors of CSI shall solicit the written consent or call a special meeting of its shareholders for the purpose of approving the terms and provisions of this Agreement and the Merger as soon as practicable after the date hereof. The Board of Directors of CSI shall recommend that CSI's Shareholders approve this Agreement and the Merger, and shall endeavor to secure such approval. The Principal Shareholders shall vote all shares owned by them in favor of approval of this Agreement and the Merger, and against any other business combination not including Platinum, and will grant Platinum an irrevocable proxy to vote the Principal Shareholders' shares with respect to any matter requiring a CSI shareholder vote in favor of this Agreement and the Merger and against any other business combination not including Platinum.

          6.5 TRADE SECRETS. From and after the date hereof, CSI will not use or divulge to any competitor of CSI or any unauthorized person, and will use its reasonable best efforts to insure that the employees and agents of CSI do not use or divulge, any confidential information, trade secrets, processes, formulas or know-how relating to the business or properties of CSI at the date hereof.

          6.6 PREPARATION OF PROXY STATEMENT. CSI will prepare, with the cooperation of Platinum, a proxy statement (the "Proxy Statement") and notice of shareholders meeting to be distributed to CSI Shareholders in connection with a meeting of the CSI Shareholders to be called to consider and vote upon the Merger. Except as may be consented to by Platinum, which consent will not be unreasonably withheld, CSI agrees not to publish any communication other than the Proxy

Statement in respect of this Agreement or the Merger. CSI agrees to submit to Platinum for its prior review all proxy soliciting material.

          6.7 TRANSACTION EXPENSES. Each party will pay all expenses incurred by them in connection with the negotiation, execution and performance of this Agreement or any other agreement or transaction, whether or not the transactions contemplated hereby are consummated, including the fees and expenses of counsel and brokers, if any, for CSI and the CSI Shareholders, except that CSI may use its assets to pay up to Seventy-Five Thousand Dollars ($75,000) of CSI's attorneys' and accountants' fees incurred in connection with this transaction. Any such attorneys' or accountants' fees exceeding an aggregate of Seventy-Five Thousand Dollars ($75,000) shall be borne by the CSI Shareholders on a pro rata basis.

          6.8 CLEARANCE CERTIFICATES. CSI shall use its reasonable best efforts to obtain at or prior to closing hereof (i) certificates of the appropriate state agencies of each state other than Oregon in which CSI is qualified to do business, indicating that CSI is not delinquent in the payment of income, franchise, sales or other state taxes or the filing of any tax returns; and (ii) a Certificate of Release from the Employment Authority of appropriate states, other than Oregon, stating that, as of a date not more than thirty (30) days prior to the Closing Date, no contributions, interest or penalties are due by CSI to that Employment Authority.

          6.9 NON-DISCLOSURE AND ASSIGNMENT OF INVENTIONS AGREEMENTS. Each peson listed (or required to be listed) on Schdule 4.30 hereto shall have executed and delivered to CSI a Non-Disclosure and Assignment of Inventions Agreement, in form accceptable to Platinum, meeting the criteria set forth in
Section 4.30.

          6.10 FURTHER ASSURANCES. CSI hereby agrees to execute and deliver from time to time at the request of Platinum and without consideration such additional instruments of conveyance and transfer and to take such other actions as Platinum may reasonably require to more effectively carry out and effectuate the Merger and the transactions contemplated hereby.

      7. MUTUAL COVENANTS. Platinum, Merger Sub, and CSI (and, to the extent set forth in Section 7.3, the Principal Shareholders) covenant and agree, each with the other, that:

          7.1 BLUE SKY COMPLIANCE. Platinum will use its best efforts to obtain prior to the Effective Time of the Merger all necessary state securities law and blue sky act permits and approvals required to permit the issuance of the shares of Platinum Common Stock to be issued in connection with the Merger, and CSI shall furnish to Platinum all information concerning CSI and the CSI Shareholders that Platinum may reasonably request in connection with any such action.

          7.2 PUBLIC ANNOUNCEMENTS. Neither Platinum nor CSI shall make any public announcement or statement with respect to this Agreement or the Merger without the prior written consent of the other party; provided, however, Platinum may disclose the existence and terms of this Agreement or the Merger if, in its judgment, it is required to do so under applicable securities laws. If any party desires to make a joint announcement or statement, the parties will consult with each other and exercise reasonable efforts to agree upon the text of a joint public announcement or statement to be made by Platinum and CSI.

          7.3 REASONABLE EFFORTS TO SATISFY CONDITIONS. Consistent with applicable law and with their fiduciary duties to their respective shareholders,
(i) CSI and the Principal Shareholders agree to use their respective reasonable best efforts to bring about the satisfaction of the covenants and conditions specified in Sections 6, 7, 9 and 10 hereof, and (ii) Platinum and Merger Sub agree to use their reasonable best efforts to bring about the satisfaction of the covenants and conditions specified in Sections 7, 8 and 10 hereof.

          7.4  COVENANTS OF PLATINUM.

               (a) Platinum will, prior to the Closing, provide CSI and each CSI Shareholder with its Annual Report on Form 10-K for its fiscal year ended June 30, 1996 and all Form 10-Q's, Form 8-K's and all other items filed by Platinum under Sections 13(a), 14(a) and (c) and 15(d) of the Securities Exchange Act of 1934 since the date of such Annual Report. Platinum will provide CSI and each CSI Shareholder with a description of the Platinum Common Stock. Platinum will also provide written information about any terms or arrangements of the proposed transaction which affect any CSI Shareholder that are materially different from those which affect any other CSI Shareholder. Platinum also will cause appropriate representatives of Platinum to answer questions and provide information on the terms and conditions of the offering of the Platinum Common Stock and to verify financial information with respect to Platinum.

               (b) Platinum shall, prior to the Effective Time, file an additional listing application with The Nasdaq Stock Market to include the shares of Platinum Common Stock to be issued hereunder with The Nasdaq Stock Market.

               (c) Platinum will use its reasonable best efforts to preserve its business organization, to keep available to Platinum the services of its officers and employees and to preserve the goodwill of its suppliers, customers and others having business with Platinum.

          7.5 POOLING OF INTERESTS. The parties shall not take any action which would preclude the use of the pooling-of-interests method of accounting for the Merger, and shall take all actions reasonably required for the use of the pooling-of-interests method of accounting for the Merger.

      8. CONDITIONS TO OBLIGATIONS OF CSI. The obligations of CSI to complete the Closing as set forth in Section 3 under this Agreement shall, at the option of CSI, be subject to the following conditions precedent:

          8.1 PLATINUM'S AND MERGER SUB'S REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. CSI shall not have discovered any material error, misstatement or omission in the representations and warranties made by Platinum and Merger Sub in Section 5 hereof; the representations and warranties made by Platinum and Merger Sub herein shall be deemed to have been made again at and as of the time of Closing and shall then be true in all material respects; Platinum and Merger Sub shall have performed and complied with all agreements and conditions required by this Agreement to be performed by them at or prior to the Closing; and CSI shall have received a certificate, dated the Closing Date, of the President or a Vice President of each of Platinum and Merger Sub to the effect set forth in this Section 8.1.

          8.2 ESCROW AGREEMENT; REGISTRATION RIGHTS AGREEMENT. Platinum shall have executed and delivered to CSI an Escrow Agreement in the form of Exhibit B hereto and a Registration Rights Agreement in the form of Exhibit C hereto.

          8.3 OPINION OF PLATINUM'S AND MERGER SUB'S COUNSEL. CSI shall have received an opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation, counsel for Platinum and Merger Sub, dated the Closing Date, substantially in the form and to the effect of Exhibit D hereto.

          8.4 NO MATERIAL ADVERSE CHANGES. Prior to Closing there shall have been no changes in the business, properties, or operations of Platinum since March 31, 1997 which would have, or could reasonably be expected to have, a Material Adverse Effect.

      9. CONDITIONS TO OBLIGATIONS OF PLATINUM AND MERGER SUB. The obligations of Platinum and Merger Sub under this Agreement shall, at the option of Platinum and Merger Sub, be subject to the following conditions:

          9.1 CSI'S REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Platinum and Merger Sub shall have not discovered any material error, misstatement, or omission in the representations and warranties made by CSI in Section 4 hereof; provided, however, that no such representation or warranty shall be deemed materially incorrect if (i) it results from the consummation of any transactions specifically permitted or contemplated by this Agreement, (ii) it is not materially adverse and significant to the business, financial condition, or operations of CSI taken as a whole, or (iii) its effect could not reasonably be expected to have a Material Adverse Effect, and, CSI shall have performed and complied with all material agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

          9.2 OPINION OF CSI'S COUNSEL. Platinum shall have received an opinion of Ater, Wynne, Hewitt, Dodson & Skerritt, counsel for CSI, dated the Closing Date, substantially in the form and to the effect of Exhibit E hereto.

          9.3 NO DAMAGE OR DESTRUCTION. Prior to Closing there shall not have occurred any casualty to any facility, property, or equipment owned or used by CSI which is materially adverse and significant to the business, financial condition, or operations of CSI taken as a whole.

          9.4 CERTIFICATES. Platinum shall have received the following documents:

               (a) A Certificate of Existence, as of a recent date, from the Oregon Secretary of State and a Tax Compliance Certificate from the Oregon Tax Commission;

               (b) A certificate signed by a duly authorized officer of CSI and dated as of the Closing Date, certifying that (i) all representations and warranties of such parties were true and correct in all material respects when made and remain true and correct in all material respects as of the Closing Date; and (ii) all of the respective covenants, agreements, obligations and conditions of such parties required to have been performed as of or prior to the Closing have been fully performed and complied with;

               (c) A certificate signed by the Secretary of CSI, and dated as of the Closing Date, as to the incumbency of each officer of CSI executing this Agreement and the other agreements being delivered pursuant hereto, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by CSI's Board of Directors and its shareholders, as the case may be, authorizing the execution and delivery of this Agreement by CSI, and the performance by CSI of its obligations hereunder and the consummation of the transactions contemplated hereby;

               (d) Consents to the assignment of all agreements, licenses and/or permits listed or required to be listed on Schedules 4.2 and 4.17 hereto; and

               (e) A schedule listing the aggregate price paid by the CSI Shareholders and received by CSI for the shares of CSI Stock held by the CSI Shareholders or, if different, such CSI Shareholders' basis in their shares.

          9.5 UCC TERMINATION STATEMENTS. CSI shall have delivered or caused to be delivered to Platinum, at or before the Closing, UCC Termination Statements and such other releases as Platinum may reasonably request, duly completed and executed by each person having any security interest, lien, claim or other encumbrances or adverse interests in or on any of the assets of CSI listed on
Schedule 9.5 hereto, in order to evidence the termination thereof.

          9.6 NO MATERIAL ADVERSE CHANGES. There shall have been no change in the business, financial condition, or results of operations of CSI since the date hereof which has had a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

          9.7 SHAREHOLDER REPRESENTATIONS. Platinum shall receive a representation letter executed by each CSI Shareholder, each holder of CSI Employee Options and each holder of CSI Derivative Securities in the form attached hereto as Exhibit F.

          9.8 CSI EMPLOYEE OPTIONS. Immediately prior to the Effective Time of the Merger, there shall be outstanding options or warrants in respect of any CSI Stock for the purchase of no more than 1,074,621 shares of the Common Stock of CSI and there will be no other options, warrants or any other securities convertible into or exchangeable for any shares of CSI Stock.

          9.9 SECURITIES COMPLIANCE. Platinum shall have obtained all necessary approvals to qualify the issuance of the Platinum Common Stock under all applicable State Blue Sky laws, or in the alternative, Platinum shall have determined, to the reasonable satisfaction of its legal counsel, that such issuance is exempt from the requirements under such Blue Sky laws.

          9.10 NON-COMPETITION AGREEMENT. Each of the Key Employees shall have executed and delivered to Platinum a Non-Competition Agreement, substantially in the form of Exhibit G attached hereto.

          9.11 ESCROW AGREEMENT. Each CSI Shareholder shall have executed and delivered to Platinum the Escrow Agreement, substantially in the form of Exhibit B attached hereto.

      10. MUTUAL CONDITIONS TO OBLIGATIONS OF PLATINUM, MERGER SUB AND CSI. The obligations of Platinum, Merger Sub and CSI under this Agreement shall, at the option of any of them, be subject to the following conditions.

          10.1 APPROVALS. Platinum, Merger Sub and CSI shall have received any necessary consents to, or approvals of, the transactions contemplated by this Agreement of any governmental agencies and authorities, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority by formal proceeding and no party hereto shall have any knowledge of the existence of any fact or the occurrence of any event forming the basis for a reasonable belief that such approvals or the transactions contemplated hereby will be contested by any federal or state governmental authority or by any other third party by formal proceeding.

          10.2 NO LITIGATION. No material claim, action, suit, proceeding, litigation, or investigation which challenges the consummation of the transactions contemplated in this Agreement or which seeks to enjoin any of the transactions contemplated herein, shall be instituted or threatened against any party hereto by any governmental authority or by any other third party and no party hereto shall have any knowledge of the existence of any fact or the occurrence of any event forming the basis for a reasonable belief that any such claim, action, suit, proceeding, litigation, or investigation will be instituted or threatened against any party hereto.

          10.3 NATURE OF STATEMENTS. All covenants, agreements, and statements contained herein, in any Schedule hereto or in any certificate or other instrument delivered by or on behalf of CSI or Platinum and Merger Sub pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by CSI or Platinum and Merger Sub, as the case may be.

          10.4 POOLING LETTER. Platinum shall have received from Ernst & Young LLP, independent auditors, a letter confirming that the Merger shall be treated for accounting purposes as a pooling of interests.

          10.5 CSI SHAREHOLDERS' APPROVAL. The CSI Shareholders shall have approved the terms and provisions of this Agreement and of the Merger at the special meeting of CSI Shareholders called by CSI or by written consent pursuant to Section 6.4 hereof in accordance with applicable provisions of the Oregon Code and the Articles of Incorporation and Bylaws of CSI. Holders of no more than 5% of the shares of CSI Stock outstanding shall be entitled to claim dissenters' rights under Sections 60.551 - 60.594 of the Oregon Code with respect to such shares.

      11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise provided in this Agreement, all representations and warranties made in this Agreement or in any certificate delivered pursuant hereto or otherwise shall survive the consummation of the transactions contemplated hereby for a period of one (1) year following the Closing and after one (1) year shall be terminated and extinguished, except insofar as the damaged party shall have asserted in writing pursuant to Section 12.4 hereof, a specific claim setting forth the specific facts and circumstances relating thereto with respect to such representations, warranties, covenants and agreements prior to the expiration of such rights, in which event the party liable shall remain liable with respect to such claim.

      12. INDEMNITY.

          12.1 INDEMNIFICATION OF PLATINUM. Subject to the limitations contained in this section, the persons and entities who are holders of outstanding shares of CSI Stock immediately prior to the Effective Time of the Merger (the "CSI Indemnitors") shall, jointly but not severally, on a pro rata basis, defend, indemnify and hold harmless Platinum, its officers, directors, shareholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by CSI in this Agreement (provided, however, that with respect to Claims and Liabilities arising out of a breach of or inaccuracy in the presentations and warranties set forth in Section 4.12 hereof, the CSI Indemnitors shall only be obligated to indemnify such persons to the extent the uncollected amount of such note or account receivable exceeds Twenty Thousand Dollars ($20,000), in which event the indemnification obligation shall apply to the entire uncollected amount of the note or account receivable and such uncollected amount shall not be offset by any reserve set forth on the CSI Balance Sheet), or (ii) the breach of any covenant or agreement made by CSI or the Principal Shareholders in this Agreement.

          12.2 LIMITATIONS. Anything to the contrary notwithstanding, (i) Platinum shall not be indemnified and held harmless in respect of any Claims and Liabilities which are covered by insurance owned by CSI to the extent that any net loss is reduced by such insurance and (ii) the liability of each holder of CSI Stock shall be limited to an aggregate amount equal to the Escrowed Property (as defined in the Escrow Agreement) of such Shareholder placed in escrow pursuant to Section 2.13 hereof and the Escrow Agreement.

          12.3 INDEMNIFICATION OF CSI. Platinum shall defend, indemnify and hold harmless CSI, and its officers, directors, shareholders, employees and agents against and in respect to all Claims and Liabilities with respect to or arising from (i) breach of any warranty or any inaccuracy of any representation made by Platinum or Merger Sub, or (ii) breach of any covenant or agreement made by Platinum or Merger Sub in this Agreement.

          12.4 CLAIMS PROCEDURE. Promptly after the receipt by any indemnified party (the "Indemnitee") of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the "Indemnifying Party") pursuant to this Section 12, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of his or its indemnification obligations contained in this Section 12, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within sixty (60) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at his or its own expense and by his or its own counsel, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that, as a result of an existing or prospective business relationship between Platinum or any of its subsidiaries on the one hand and any other party or parties to such claim on the other hand, or as a result of other reasonable circumstances, there is a reasonable probability that a claim may materially and adversely affect him or it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Section 12, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and his or its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the

Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee's own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Section 12 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee's failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of his or its indemnification obligations contained in this Section 12, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee; provided, however, that if the Indemnitee shall fail to consent to the settlement of such a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnitee and its affiliates by the claimant and imposes no material restrictions on the future activities of the Indemnitee and its affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim in excess of the proposed amount of settlement. If the Indemnitee is defending the claim as set forth above, the Indemnitee shall have the right to settle or compromise any claim against it after consultation with, but without the prior approval of, any Indemnifying Party; provided, however, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, be conclusive as to the liability of such Indemnifying Party to the Indemnitee.

          12.5 TREATMENT OF INDEMNITY PAYMENTS. Any payment made to an Indemnified Person pursuant to this Section 12 or the Escrow Agreement shall be treated as a reduction in the consideration paid by Platinum in connection with the Merger.

          12.6 AGREEMENT OF CSI INDEMNITORS. By virtue of the approval of the Merger by the shareholders of CSI and the acceptance by the CSI Indemnitors of the consideration payable by Platinum to the CSI Indemnitors upon the Closing and consummation of the Merger as provided herein, the CSI Indemntors will, without the need for any further action on their part, have agreed and consented to (i) their indemnification and other obligations under this Section 12; (ii) all of the terms and conditions of the Escrow Agreement and the establishment of the Escrow pursuant to the terms and conditions of this Agreement and the Escrow Agreement to secure their indemnification obligations under this Section 12; and
(iii) the appointment of the Representative as the CSI Indemnitors' representative for purposes of this Section 12 and the Escrow Agreement and as attorney-in-fact and agent for and on behalf of each CSI Indemnitor, and the taking by the Representative of any and all actions and making of any decisions required or permitted to be taken or made by the Representative on their behalf under this Section 12 or the Escrow Agreement. CSI agrees that, in connection with the solicitation of votes, proxies and/or consents of CSI Shareholders for the approval fo the merger, CSI will use its best efforts to ensure that each CSI Shareholder is advised of the provisions of this Section, and agrees that the provisions of this Section 12 and the Escrow Agreement will be personally binding on each CSI Shareholder.

      13. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the shareholders of CSI and Merger Sub:

               (a) by the mutual consent of the respective Boards of Directors of Platinum, Merger Sub, and CSI;

               (b) by the Board of Directors of Platinum if any condition to the obligation of Platinum or Merger Sub under this Agreement to be complied with or performed by CSI at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Platinum;

               (c) by the Board of Directors of CSI if any condition to the obligation of CSI under this Agreement to be complied with or performed by Platinum or Merger Sub at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by CSI; or

               (d) by the Board of Directors of either CSI or Platinum if the Closing shall not have been consummated on or before August 31, 1997.

          Notice of such termination by any party hereto pursuant to this
Section 13 shall be given as soon as practicable to the other parties hereto. In the event of a termination of this Agreement pursuant to this Section 13, this Agreement, and any further obligation of Platinum, CSI and the Principal Shareholders under this Agreement, shall terminate without any obligation or liability of any party to any other parties hereto.

      14. DEFINITIONS.

          14.1 CROSS REFERENCE TABLE. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

            Term                     Definition
            ----                     ----------
            Agreement                 Preamble
            APB No. 16                  4.31
            Balance Sheet Date           4.5
            Claims and Liabilities      12.1
            Closing                       3
            Closing Date                  3
            Contracts                   4.14
            Conversion Number            2.4
            CSI                       Preamble
            CSI Balance Sheet            4.5
            CSI Convertible Security    14.2
            CSI Employee Options         2.5
            CSI Indemnitors             12.1
            CSI Rights                  4.15
            CSI Shareholders          Recitals
            CSI Stock                 Recitals
            CSI Warrants                14.2
            Effective Time of the Merger 2.1
            Environmental Laws          4.29

            ERISA                       4.21
            Escrow                      2.13
            Escrow Agreement            2.13
            Escrow Shares               2.13
            Exchange Agent               2.7
            Financial Statements         4.5
            GAAP                         4.5
            Indemnifying Party          12.4
            Indemnitee                  12.4
            Intellectual Property       4.15
            Intellectual Property
            Contract                    4.15
            Liens                        4.6
            Merger                    Recitals
            Merger Sub                Preamble
            Merger Sub Common Stock      2.3
            Oregon Code                  2.7
            PBGC                        4.21
            Principal Shareholders    Preamble
            Platinum                  Preamble
            Platinum Common Stock     Recitals
            Proxy Statement              6.6
            SEC Filings                  5.3
            SEC Reports                 5.10
            Securities Act               4.3
            To the best knowledge of      4
            Tax Code                  Recitals

          14.2 CERTAIN DEFINITIONS. The following terms shall have the following meanings:

               (a) BUSINESS. The term "Business" shall mean the business as now operated by CSI or as it evolves.

               (b) GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. The term "generally accepted accounting principles" shall mean generally accepted accounting principles, as defined by the Financial Accounting Standards Board as of the date hereof.

               (c) KEY EMPLOYEE. The term "Key Employee" shall mean Dale Yocum, Pam Yocum, William Mulert, John Paul de Andrade, Phyllis McCanna, Paul Heynderickx, and Jeff Brewer.

               (d) MATERIAL ADVERSE EFFECT. The term "Material Adverse Effect" shall mean any change in or effect on the business, operations, assets or financial condition of CSI or Platinum, as applicable, which is materially adverse to such party.

               (e) MEMBER OF THE IMMEDIATE FAMILY. The term "Member of the Immediate Family" shall mean, with respect to any individual, each spouse, parent, brother, sister or child of such individual, each trust created in whole or in part for the benefit of the aforementioned and each custodian or guardian of any property of one or more of the aforementioned.

               (f) ORDINARY COURSE OF BUSINESS. The term "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to quantity and frequency).

               (g) CSI DERIVATIVE SECURITIES. The term "CSI Derivative Securities" shall mean, collectively, (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of CSI ("CSI Warrants"); (b) any notice, evidence of indebtedness, stock or other securing that is convertible into or exchangeable for any shares of the capital stock of CSI ("CSI Convertible Security"), except for CSI Stock, (c) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any CSI Convertible Security; and (d) any note, evidence of indebtedness, stock or other security that is convertible into or exchangeable for any CSI Warrant; provided, however, CSI Employee Options shall not be included in CSI Derivative Securities.

               (h) NON TRADE PAYABLES. The term "nontrade payables" shall refer to obligations for other than money borrowed and other than for products or services purchased or obtained in connection with manufacturing and selling the CSI's products.

      15. MISCELLANEOUS.

          15.1 EXPENSES. Whether or not the merger is consummated, each party hereto shall pay its own expenses (including, without limitation, counsel and accounting fees and expenses) incident to the presentation and carrying out of this Agreement and the consummation of the transactions contemplated herein.

          15.2 NOTICES. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been properly given or made on the date personally delivered or on the date mailed, by first class registered or certified mail with postage prepaid, by private nationally recognized courier service or by facsimile and confirmed, if delivered, mailed, courier or facsimile to the respective parties hereto at the following addresses:

          If to Platinum or Merger Sub, to:

          Platinum Software Corporation
          195 Technology Drive
          Irvine, California 92618
          Attention:  Perry Tarnofsky, Esq.

                  With a copy to:

                  Stradling, Yocca, Carlson & Rauth
                  660 Newport Center Drive, Suite 1600
                  Newport Beach, California 92660
                  Attention:  K.C. Schaaf, Esq.

          If to CSI, to:

          Clientele Software, Inc.
          8100 S.W. Nyberg Road
          Tualatin, Oregon 97062
          Attention:  Mr. Dale Yocum

                  With a copy to:

                     Ater, Wynne, Hewitt, Dodson & Skerritt
                     222 S.W. Columbia, Suite 1800
                     Portland, Oregon 97201
                     Attention: William Campbell, Esq.


      Any party hereto may designate a different address by providing written notice of such new address to the other parties hereto.

          15.3 ASSIGNMENT. This Agreement may not be assigned by CSI without the written consent of Platinum.

          15.4 SUCCESSORS BOUND. Subject to the provisions of Section 15.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          15.5 CAPTIONS. The captions of the sections and paragraphs of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          15.6 AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

          15.7 ENTIRE AGREEMENT. This Agreement and the Exhibits, Schedules, certificates, and documents referred to herein constitute the entire agreement of the parties hereto, and supersede all prior understandings with respect to the subject matter hereof, and no representation or warranty not included herein has been relied upon by any party hereto.

          15.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

          15.9 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

          15.10 ATTORNEYS' FEES. In the event of any dispute, controversy, or proceeding between the parties concerning this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to receive from the other party its costs and expenses, including attorneys' fees.

          15.11 WAIVER. All waivers hereunder must be made in writing, and failure of any party at any time to require another party's performance of any obligation under this Agreement shall not affect, limit or waive a party's right of any time to require strict performance of that obligation thereafter. Any waiver of any breach of any provision of this Agreement shall not be construed in any way as a waiver of any continuing or succeeding breach of such provision or waiver or modification of the provision.

          15.12 SEVERABILITY. In the event any court, administrative agency or other governmental entity with appropriate jurisdiction and authority determines that any term or part of this Agreement is invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

                                          PLATINUM SOFTWARE CORPORATION, a
                                          Delaware corporation


                                          By:   /s/ Michael J. Simmons
                                                -----------------------------

                                          Its:  Chief Financial Officer
                                                -----------------------------


                                          CSI ACQUISITION CORP., an Oregon
                                          corporation


                                          By:   /s/ Michael J. Simmons
                                                -----------------------------

                                          Its:  Chief Financial Officer
                                                -----------------------------


                                          CLIENTELE SOFTWARE, INC., an Oregon
                                          corporation


                                          By:   /s/ Dale Yocum
                                                -----------------------------
                                                Dale Yocum,
                                                President and Chief Executive
                                                Officer



                                          "PRINCIPAL SHAREHOLDERS" (with
                                          respect to Sections 6.4 and 7.3
                                          only)

                                          /s/ Dale E. Yocum
                                          -----------------------------
                                          Dale E. Yocum, individually


                                          /s/ Pamela J. Yocum
                                          -----------------------------
                                          Pamela J. Yocum, individually


                                          /s/ William L. Mulert
                                          -----------------------------
                                          William L. Mulert, individually

                                                                       EXHIBIT A


                               ARTICLES OF MERGER
                                       OF
                              CSI ACQUISITION CORP.
                                      INTO
                            CLIENTELE SOFTWARE, INC.


         1. The respective Boards of Directors and the Shareholder of CSI Acquisition Corp., an Oregon corporation and the Shareholders of Clientele Software, Inc., an Oregon corporation, have duly approved, and such corporations have executed, an Agreement and Plan of Reorganization and Merger, a copy of which is attached hereto and made a part hereof.

         2. The name of the surviving corporation is Clientele Software, Inc.

         3. One Thousand (1,000) Shares of the Common Stock of CSI Acquisition Corp., equaling 100% of the issued and outstanding stock of that corporation, were entitled to vote on this plan. There are no separate voting groups. By Action Without Meeting dated June ___, 1997 the shareholder of CSI Acquisition Corp., voted unanimously to adopt and approve the Agreement and Plan of Reorganization and Merger.

         4. Four Million Four Hundred Ninety-One Thousand Eight Hundred Fifty-Six (4,491,856) shares of Common Stock of Clientele Software, Inc., equaling 100% of the issued and outstanding Common Stock of Clientele Software, Inc. were entitled to vote on this plan. At the Special Meeting of Shareholders on June 30, 1997, ____________________________ (_______) votes were cast to adopt and approve the Agreement and Plan of Reorganization and Merger; such number was sufficient for approval by that voting group.

         5. The merger shall be effective upon the effective date of these Articles of Merger.

          IN WITNESS WHEREOF, CSI Acquisition Corp. and Clientele Software, Inc. have caused these Articles of Merger to be executed by their respective, duly-authorized representatives this 30th day of June, 1997.



                                   CLIENTELE SOFTWARE, INC., an
                                   Oregon corporation



                                   -------------------------------------
                                   Dale Yocum
                                   President and Chief Executive Officer



                                   CSI ACQUISITION CORP., an
                                   Oregon corporation





                                   By:
                                       --------------------------------

                                   Its:
                                        -------------------------------

                                ESCROW AGREEMENT

         This Escrow Agreement (this "Agreement") is made and entered into as of June 30, 1997 (the "Effective Date") by and among Platinum Software Corporation, a Delaware corporation ("Platinum"), the parties listed on Exhibit A attached hereto (collectively, the "CSI Shareholders," and each individually, a "CSI Shareholder"), Dale Yocum as the representative of the CSI Shareholders (the "Representative"), and Bankers Trust as escrow agent (the "Escrow Agent").

                                 R E C I T A L S

         A. The CSI Shareholders are shareholders of Clientele Software, Inc., an Oregon corporation ("CSI"). CSI and Platinum have entered into an Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Plan"), pursuant to which CSI Acquisition Corp., an Oregon corporation, a wholly owned subsidiary of Platinum, shall be merged with and into CSI (the "Merger"), with CSI to be the surviving corporation of the Merger (the "Surviving Corporation"). In the Merger the outstanding shares of CSI Common Stock ("CSI Stock") will be converted into shares of Platinum Common Stock, $.001 par value ("Platinum Common Stock").

         B. The Plan provides that ten percent (10%) of the total number of shares of Platinum Common Stock issued in respect of the conversion of outstanding CSI Stock in the Merger will be withheld from the CSI Shareholders and will be placed in an escrow established in accordance with this Agreement to secure the indemnification obligations under Section 12 of the Plan.

         C. The parties desire to enter into this Agreement to establish the terms and conditions under which the escrow will be established and maintained.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

1.       CERTAIN DEFINED TERNS.

         1.1 TERMS DEFINED IN PLAN. Capitalized terms used in this Agreement and not otherwise defined herein shall have the same meanings given to such terms in the Plan.

         1.2 ESCROW. As used herein, the "Escrow" means the escrow and the Escrow Account (as defined in Section 3.1 below) established pursuant to this Agreement in which the Escrowed Property (as defined in Section 1.3 below) will be held to secure indemnification obligations of the CSI Shareholders in accordance with Section 12 of the Plan.

         1.3 ESCROWED PROPERTY. As used herein, the "Escrowed Property" means, collectively: (a) ten percent (10%) of the total number of shares of Platinum Common Stock issued in respect of the conversion of all outstanding shares of CSI Stock in the Merger (the "Escrow Shares ") and the Stock Powers (as defined in Section 3.1 below) executed and delivered by the CSI Shareholders with respect to such Escrow Shares; and (b) all other property (not including cash dividends but including Distributions and Secondary Distributions (as defined in Section 3.2 below)) other than cash dividends issued or paid with respect to any Escrow Shares that are deposited in the Escrow Account pursuant to this Agreement, all of which items shall be deemed to be "Escrowed Property" upon deposit in the Escrow Account. The number of Escrow Shares of each CSI Shareholder that will be placed in the

Escrow is shown in Exhibit A hereto and will be equal to such CSI Shareholder's Pro Rata Share (as defined in Section 2.1) of the Escrowed Property.

         1.4 TERMINATION DATE. "Termination Date" means the first (1st) anniversary of the Effective Time of the Merger.

2.       AGREEMENT.

         2.1 OBLIGATIONS OF CSI SHAREHOLDERS. As a material inducement to Platinum to enter into the Plan and consummate the transactions contemplated thereby, the CSI Shareholders agree to be expressly subject to the terms and conditions of this Agreement:

                  (a) to establish the Escrow pursuant to this Agreement to secure the indemnification obligations under Section 12 of the Plan;

                  (b) that in the event Platinum or any other Indemnitee (as that term is defined in the Plan) (hereinafter, collectively, "Platinum") incurs any Claims and Liabilities provided in Section 12 of the Plan, the Escrowed Property shall, subject to the provisions of the Plan and this Agreement, be transferred to Platinum to compensate Platinum for such Claims and Liabilities, with the portion of the Escrowed Property to be so transferred to be pro rata as to each Claim and Liability among the CSI Shareholders according to each CSI Shareholder's proportionate share of the Escrowed Property set forth on Exhibit A hereto (the "Pro Rata Share");

                  (c) to appoint the Representative as the CSI Shareholders' representative, attorney in-fact and agent for purposes of this Agreement to act for and on behalf of each CSI Shareholder as provided herein, and to the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Representative on the CSI Shareholders' behalf under this Agreement; and

                  (d) to all of the other terms and conditions of this Agreement.

3.       FORMATION OF ESCROW ACCOUNTS.

         3.1 DELIVERY AND DEPOSIT OF ESCROWED PROPERTY. Upon the execution of this Agreement by all parties - hereto:

                  (a) Platinum will promptly deliver to the Escrow Agent the Escrow Shares in the form of duly authorized and executed stock certificates issued in the respective names of the CSI Shareholders, representing each CSI Shareholder's Pro Rata Share of the Escrow Shares; and

                  (b) each CSI Shareholder will promptly deliver to the Escrow Agent duly executed Stock Powers and Assignments Separate From Certificate for such CSI Shareholder's Escrow Shares in the form of Exhibit B ("Stock Powers"), signed in blank by such CSI Shareholder.

The Escrow Agent agrees to accept delivery, as evidenced by a receipt, of the above-mentioned Escrowed Property, which shall be clearly designated by Platinum as "Escrowed Property", and to hold the same in escrow in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

         3.2 DISTRIBUTIONS, CONVERSIONS, VOTING AND RIGHTS OF OWNERSHIP. So long as the Escrow is in effect, dividends payable in stock or securities of Platinum or of any other person, firm or entity or any other property, other than cash dividends which shall be distributed to CSI Shareholders, or other distributions of any kind (including without limitation shares of Platinum Common Stock issued in connection with a subdivision or split of Platinum's Common Stock) that are paid, issued or made by Platinum in respect of the Escrow Shares that are issuable by Platinum or a third party upon the conversion or other exchange of Escrow Shares in a merger, consolidation or other transaction affecting the Escrow Shares (the "Distributions"), or in respect of any such Distributions ("Secondary Distributions"), will be immediately delivered to the Escrow Agent and will be held in the Escrow on the same terms and conditions as those applied hereunder to the Escrow Shares and the CSI Shareholders will promptly sign and deliver to the Escrow Agent new Stock Powers or other applicable instruments of transfer for such Distributions and/or Secondary Distributions (duly executed in blank by the CSI Shareholders to be held in the Escrow as Escrowed Property pursuant to this Agreement. As used herein, the terms "Escrowed Property" includes all Distributions and Secondary Distributions on Escrowed Property and the term "Escrow Shares" includes all Distributions and Secondary Distributions on Escrowed Property consisting of stock or other securities. The CSI Shareholders will have the right to exercise any and all rights to vote the Escrow Shares deposited in the Escrow Account for their account so long as such Escrow Shares are held in the Escrow and have not been released to Platinum as provided herein and Platinum will take all steps necessary to allow the exercise of such rights. While the stock certificates representing, and Stock Powers for, Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the CSI Shareholders, will (subject to the provisions of Sections 3.3 and 3.4 below) retain and be able to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions of this Agreement. If reasonably requested to do so by Platinum or the Escrow Agent, each CSI Shareholder shall promptly execute and deliver to the Escrow Agent (or to Platinum, as to Escrow Shares that are released to Platinum as provided herein) replacement Stock Powers for any Escrow Shares or other shares of stock or securities that are or become Escrowed Property. If requested by Platinum, due to the failure of any CSI Shareholder to promptly execute and deliver replacement Stock Powers as herein provided, the Representative, acting as attorney-in-fact for each CSI Shareholder, shall promptly execute on behalf of such CSI Shareholder, and deliver to the Escrow Agent, replacement Stock Powers for any Escrow Shares or other shares of stock or securities that are or become Escrowed Property.

         3.3 NO TRANSFER OR ENCUMBRANCE. Except to the extent expressly permitted by the provisions of this Section 3.3, no Escrowed Property or any beneficial interest therein may be sold, assigned, pledged, encumbered or otherwise transferred (including without limitation by operation of law, other than a conversion of shares in a merger or consolidation) by any CSI Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of an CSI Shareholder (other than such CSI Shareholder's obligations under this Agreement) prior to the delivery and release to the CSI Shareholders of the Escrowed Property by the Escrow Agent in accordance with the provisions of Section 5 hereof. Provided, however, a CSI Shareholder may transfer its share of the Escrowed Property hereunder so long as such transfer is by gift or upon death or permanent incapacity to his guardian, conservator, executor, administrator, trustees or beneficiaries under his will, spouse, children, stepchildren, grandchildren, parents, siblings or legal dependents, to a trust of which the beneficiary or beneficiaries of the corpus and the income shall be such a person and all such persons agree to be bound by the terms hereof or to partners of an CSI Shareholder that is a partnership, provided that all of such partners agree to be bound by the terms hereof.

         3.4 TREATMENT OF ESCROWED PROPERTY. The Escrowed Property shall be held by the Escrow Agent as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

4. ADMINISTRATION OF ESCROW ACCOUNT. The Escrow Agent shall administer the Escrow Account as follows:

         4.1 CLAIM NOTICE. If Platinum asserts a claim for indemnification under
Section 12 of the Plan on or prior to the Termination Date, then Platinum shall promptly give written notice of such claim (a "Claim Notice"), including a copy of such claim and/or process and all legal pleadings in connection therewith, to the Representative in accordance with Section 12 of the Plan and the Escrow Agent in accordance with Section 12 hereof. Each Claim Notice shall state the amount of claimed Claims and Liabilities (the "Claimed Amount") and the basis for such claim. Platinum shall assert any claim for indemnification promptly following its discovery of the facts giving rise to such claim; provided, however, that Platinum's failure to promptly assert a claim shall not prejudice Platinum's right to bring a claim under Section 12 of the Plan or this Agreement unless the CSI Shareholders are materially prejudiced by such failure.

         4.2 RESPONSE NOTICE. Within thirty (30) days after delivery of a Claim Notice to the Representative, the Representative shall give to Platinum, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the Representative shall either:

                  (a) agree that such portions of the Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to the full Claimed Amount may be released from the Escrow Account and delivered to Platinum; or

                  (b) agree that a portion of the Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to a specified part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to Platinum; or

                  (c) contest that any of the Escrowed Property may be released from the Escrow Account to Platinum.

         The Representative may contest the release of Escrowed Property only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Claims and Liabilities, or does not constitute the actual amount of Claims and Liabilities incurred, for which Platinum is entitled to indemnification under Section 12 of the Plan. If no Response Notice is delivered by the Representative within such thirty (30) day period, then the Representative shall be deemed to have agreed that the full Claimed Amount may be released and delivered from the Escrow Account to Platinum.

         4.3      RELEASE WITHOUT CONTEST.

                  (a) If in his Response Notice the Representative agrees (or if the Representative fails to deliver a Response Notice within the required time period and as such is deemed to have agreed) that the Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to the full Claimed Amount may be released from the Escrow Account to Platinum, then the Escrow Agent shall promptly thereafter deliver to Platinum from the Escrow Account Escrowed

Property having a value (computed in accordance with Section 4.4 below) equal to the Claimed Amount (or such lesser amount as is then held in the Escrow Account.

                  (b) If the Representative in the Response Notice agrees that Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to the Agreed Amount may be released from the Escrow Account to Platinum in the respective amounts set forth in the Response Notice, then the Escrow Agent shall promptly thereafter deliver to Platinum such Agreed Amount or such lesser amount as is then held in the Escrow Account, and the provisions of
Section 5 shall apply. The amounts of Escrowed Property equal to the Agreed Amount that are to be released by the Escrow Agent to Platinum from the Escrow Account under this Section shall be in such proportions of Escrow Shares and other Escrowed Property as may be requested by the Representative (subject to the availability of such type(s) of Escrowed Property at such time).

         4.4 VALUE OF ESCROWED PROPERTY. For purposes of determining the amount of Escrowed Property to be delivered out of the Escrow to Platinum as all or part of any Claimed Amount hereunder and determining the value of any Escrowed Property for any other purpose hereunder (a) Escrowed Property that is cash will be deemed to have a value equal to the amount of such cash in U.S. Dollars; (b) shares of Platinum Common Stock will be deemed to have a value per share as computed in accordance with the closing price of the shares as traded on Nasdaq on the Effective Date of the Merger; (c) all other Escrowed Property shall be deemed to have a value that is equal to its then-current market value (if such value is readily determinable); and (d) Escrowed Property that has no readily determinable market value will be deemed to have the value determined by the mutual agreement of Platinum and the Representative, or, in the absence of such an agreement by the decision of any arbitrator deciding the claim in question under Section 5.

5.       ARBITRATION OF CONTESTED RELEASES.

         5.1 ARBITRATION OF DISPUTES OVER ESCROW RELEASE. If the Representative gives a Response Notice contesting the release of Escrowed Property equal to all or any part of the Claimed Amount set forth in the applicable Claim Notice, as provided in Section 4.2 above (the "Contested Amount"), then such dispute shall be settled by mandatory binding arbitration in Irvine, California in accordance with the provisions of this Section 5 and the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), unless Platinum and the Representative settle such dispute in a written settlement agreement executed by Platinum and the Representative on behalf of and binding on each of the CSI Shareholders and Platinum. The provisions of this Section 5 shall prevail and govern in the event of any conflict between such provisions and the AAA Rules.

         5.2 ARBITRATOR. Unless otherwise mutually agreed by Platinum and the Representative, the arbitration will be heard and decided by a single arbitrator who shall be selected as provided in Section 5.3.

         5.3 SELECTION OF ARBITRATOR. Platinum and the Representative will have the authority to select the arbitrator from a list of arbitrators who are attorneys-at-law who practice business law and have significant experience with respect to the representation of companies which develop computer services and technology; provided that the arbitrator cannot have represented either Platinum or any of the CSI Shareholders in any previous matter. If Platinum and the Representative cannot agree on the selection of the arbitrator from the above list of arbitrators, then the arbitrator shall be chosen by the American Arbitration Association.

         5.4 TIME FOR ARBITRATION DECISION: EFFECT. The arbitrator shall decide each dispute to be arbitrated pursuant hereto within ninety (90) days after the selection of the arbitrator. The arbitrator's decision shall relate solely to whether Platinum is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Plan and this Agreement. The final decision of the arbitrator shall provide directions to the Escrow Agent as provided in Section 5.5 and shall be furnished to Platinum, the Representative, and the Escrow Agent in writing and shall constitute a conclusive determination of all issues in question, binding upon Platinum, the Representative, the CSI Shareholders (including the CSI Shareholders), and the Escrow Agent and shall not be contested by any of them. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and instructions (if applicable) to the Escrow Agent as to the release of Escrowed Property and will deliver such documents to Platinum, the Representative and the Escrow Agent, along with a signed copy of the award and the instructions (if any) to the Escrow Agent. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of this Section 5 or the provisions of this Agreement or the Plan. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction over the subject matter thereof.

         5.5 ACTIONS OF ESCROW AGENT PENDING ARBITRATION. After delivery of a Response Notice in which any or all of the Claimed Amount is contested by the Representative, the Escrow Agent shall continue to hold in the Escrow Account Escrowed Property having a value (computed in accordance with Section 4.4 of this Agreement) sufficient to cover the Contested Amount (but only to the extent that there is Escrowed Property remaining in the Escrow after payment to Platinum of all uncontested Claimed Amounts), notwithstanding the occurrence of the Termination Date, until: (a) delivery of a copy of a settlement agreement executed by Platinum and the Representative setting forth instructions to the Escrow Agent as to the release of such Escrowed Property that shall be made with respect to the Contested Amount; (b) delivery of a copy of the final decision of the arbitrator setting forth instructions to the Escrow Agent as to the release of Escrowed Property that shall be made with respect to the Contested Amount; or
(c) receipt of a court order or judgment directing Escrow Agent to act with respect to the distribution of any Escrowed Property. The Escrow Agent shall thereupon release Escrowed Property from the Escrow Account (to the extent Escrowed Property is then held in the Escrow Account) in accordance with such settlement agreement, arbitrator's instructions, court order or judgment, as applicable. The Escrowed Property released by the Escrow Agent to Platinum from the Escrow Account shall be in such proportions of Escrow Shares and/or other Escrowed Property, as may be requested by the Representative (subject to the availability of such type(s) of Escrowed Property at such time).

         5.6 NO RESPONSIBILITY OF ESCROW AGENT TO RESOLVE DISPUTE. If any controversy arises involving any party to this Agreement (other than the Escrow Agent) concerning the subject matter of this Agreement, including a Contested Amount, the Escrow Agent will not be required to determine the controversy or to take any action until such dispute has been resolved.

         5.7 RIGHT TO COUNSEL. Platinum (on behalf of itself and any Indemnified Person(s)) and the Representative shall each have the right to employ its or his own legal counsel to represent such person in any disputes arising under this Agreement.

         5.8 COMPENSATION OF ARBITRATOR; ATTORNEYS' FEES. The arbitrator will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation. Platinum, on the one hand, and the CSI Shareholders, on the other hand, will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings (collectively, the "Arbitration Expenses"), with the portion of such Arbitration Expenses required to be borne by the CSI Shareholders to be shared by the CSI Shareholders based on the CSI Shareholder's respective Pro Rata Shares.

         5.9 BURDEN OF PROOF. For any claim submitted to an arbitration hereunder, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

         5.10 EXCLUSIVE REMEDY. Except to the extent provided in Section 12 of the Plan, and except as specifically otherwise provided in this Agreement, arbitration in accordance with this Section 5 will be the sole and exclusive remedy of the parties for any dispute arising over the release of Escrowed Property from the Escrow hereunder.

6.       PAYMENT OF REMAINING ESCROWED PROPERTY TO CSI SHAREHOLDERS.

         6.1 ON TERMINATION DATE. On the Termination Date, the Escrow Agent shall deliver to Platinum and the Representative a statement of the value (computed in accordance with Section 4.4 hereof) of the remaining balance of the Escrowed Property then remaining in the Escrow Account, and the total amount of all claims made pursuant to Sections 4 or 5 hereof in connection with the Escrow Account and not therefore resolved and paid (the excess, if any, of such remaining balance in such Escrow Account over the total amount of such claims against such Escrow Account shall be referred to as the "Final Escrow Balance"). Platinum and the Representative each shall review the accuracy of the Final Escrow Balance and notify the Escrow Agent and each other of any asserted discrepancy within ten (10) business days of receipt of the foregoing statement. If the Escrow Agent has not been notified of any discrepancy by Platinum or the Representative within the ten (10) business day period specified in the preceding sentence, then within twenty (20) business days after receipt by Platinum and the Representative of such statement, the Escrow Agent shall deliver to each of the CSI Shareholders an amount of the Escrowed Property representing such CSI Shareholder's Pro Rata Share of the Final Escrow Balance constituting Escrowed Property, free and clear of the Escrow created by this Agreement. After the last claim shall have been resolved pursuant to Sections 4 and 5 hereof and all Escrowed Property deliverable to Platinum upon the resolution of all such claims has been delivered to Platinum, the remaining balance, if any, of the Escrowed Property shall be delivered by the Escrow Agent to each CSI Shareholder pro rata, based on the CSI Shareholder's Pro Rata Share, free and clear of the Escrow created by this Agreement.

         6.2 DISTRIBUTION OF THE ESCROWED PROPERTY. All distributions of Escrowed Property to the CSI Shareholders, to be made by the Escrow Agent under this Section shall be made so that each CSI Shareholder receives his or her Pro Rata Share of the total amount of each type of property (principally Platinum Common Stock) constituting the Escrowed Property held in the Escrow immediately before such distribution.

         6.3 DELIVERY METHODS. Delivery of Escrowed Property by the Escrow Agent shall be by registered mail or by nationally recognized overnight courier. The Escrow Agent shall not be responsible for obtaining insurance in connection with such delivery.

         6.4 POWER TO TRANSFER ESCROW SHARES AND DISTRIBUTIONS. The Escrow Agent is hereby granted the power to effect any transfer of Escrowed Property permitted or required by this Agreement in accordance with its terms.

7.       FEES AND EXPENSES OF ESCROW AGENT AND REPRESENTATIVE.

         7.1 ESCROW AGENT. Platinum shall pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder; provided, however, that any extraordinary fees and expenses referred to in Section 7.3 below, including, without limitation, any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of Escrowed Property will be paid 50% by Platinum and 50% by the CSI Shareholders.

         7.2 REPRESENTATIVE. The Representative will not be entitled to receive any compensation from Platinum in connection with this Agreement; however, the CSI Shareholders shall indemnify and promptly reimburse the Representative for all reasonable expenses actually incurred by the Representative in connection with the performance of his duties hereunder (including, but not limited to, all losses, costs and expenses which the Representative may incur as a result of involvement in any legal proceedings arising from the performance of his duties hereunder) pro rata according to the CSI Shareholders' respective Pro Rata Shares. Platinum shall not have any obligation to reimburse the Representative for any expenses whatsoever.

         7.3 ESCROW AGENT'S EXTRAORDINARY FEES. Platinum and the Representative hereby acknowledge that all fees and usual charges for services of the Escrow Agent hereunder shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the Escrow Agent renders any service not provided for in this Agreement, or if the parties hereto request a substantial modification of the terms of this Agreement, or if any controversy arises and the Escrow Agent is made a party to any litigation pertaining to this Agreement or its subject matter, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs, attorney's fees and expenses incurred by the Escrow Agent in rendering such extraordinary services, which costs, fees and expenses shall be borne by Platinum and the CSI Shareholders as provided in Section 7.1 above.

8.       LIABILITY AND AUTHORITY OF REPRESENTATIVE; SUCCESSORS AND ASSIGNEES.

         8.1 LIMITS ON LIABILITY. The Representative shall incur no liability with respect to any action taken or suffered by him in his capacity as Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence. The Representative may, in all questions arising under this Escrow Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable to anyone.

         8.2 SUCCESSOR REPRESENTATIVES. In the event of the death or permanent disability of the Representative, or the resignation of Representative as the representative of the CSI Shareholders hereunder, a successor Representative shall be elected by a majority vote of the CSI Shareholders, with each such CSI Shareholder (or his or her successors or assigns) to be given a weighted vote based on such CSI Shareholder's Pro Rata Share. Each successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term "Representative" as used herein shall be deemed to include each successor Representative.

         8.3 AUTHORITY OF REPRESENTATIVE. The Representative shall have full power and authority to represent the CSI Shareholders and their successors with respect to all matters arising under this Agreement or related to the subject matter hereof and all actions taken by the Representative hereunder shall be binding upon each and all of the CSI Shareholders (including the CSI Shareholders) and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise and settle any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the CSI Shareholders (including the CSI Shareholders) and their successors. The CSI Shareholders (with respect to the Escrowed Property, in their capacity as CSI Shareholders) have consented to the appointment of the Representative as representative of the CSI Shareholders (with respect to the Escrowed Property, in their capacity as CSI Shareholders) and as the attorney-in-fact and agent for and on behalf of each CSI Shareholder for the purposes of taking actions and executing agreements and documents on behalf of any of the CSI Shareholders as provided in this Agreement, and, subject to the express limitations set forth below, the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including, but not limited to, the exercise of the power to authorize delivery to Platinum of Escrowed Property and to take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. The Representative will have unlimited authority and power to act on behalf of each CSI Shareholder with respect to this Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising under this Agreement with respect to Escrowed Property so long as all CSI Shareholders are treated in the same manner (unless the CSI Shareholders otherwise consent). The CSI Shareholders will be bound by all actions taken by the Representative in connection with this Agreement, and Platinum will be entitled to rely on any action or decision of the Representative.

9.       LIMITATION OF ESCROW AGENT'S RESPONSIBILITY AND LIABILITY.

         9.1 LIMITATION OF RESPONSIBILITY. The Escrow Agent's duties are limited to those set forth in this Agreement, and the Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement, including, without limitation, the Plan. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Escrow Agreement will be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction. The Escrow Agent will not be responsible for, and will not be under a duty to examine into or pass upon, the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement mandatory or supplemental hereto.

         9.2 LIMITATION OF LIABILITY. The Escrow Agent will incur no liability with respect to any action taken, not taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. The Escrow Agent will not be liable for any action taken or omitted to be taken by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent's willful misconduct or gross negligence was the cause of any loss to Platinum, the Representative, any CSI Shareholder. The Escrow Agent makes no representation or warranty with respect to, and is not responsible for the validity of, the Escrow Shares. The Escrow Agent is not responsible for the receipt of any dividend or other distribution on behalf of any CSI Shareholder or for the voting of or exercise of any other rights with respect to the Escrow Shares. The Escrow Agent will have no duty to solicit the delivery of any Escrowed Property. The Escrow Agent will have no obligation with respect to the Escrowed Property other than either to withhold the release of Escrowed Property to the CSI Shareholders or to release Escrowed Property to Platinum, as the case may be, to the extent expressly provided in this Agreement. The Escrow Agent will have no obligations with respect to the investment of any cash that becomes Escrowed Property except as expressly provided in Section 3.

         9.3 INDEMNITY. Platinum and each of the CSI Shareholders (each an "Indemnifying Party" and together the "Indemnifying Parties"), each hereby jointly and severally covenants and agrees to reimburse, indemnify and hold harmless the Escrow Agent and its employees and agents from and against any loss, damage or liability suffered, incurred by or asserted against the Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or the Escrow Agent's services hereunder; provided, however, that the liability of any CSI Shareholder shall be limited to such CSI Shareholder's pro rata share of the liability of all of the CSI Shareholders hereunder, based on the number of shares of CSI stock held by such CSI Shareholder. This indemnity will not apply to any such loss, damage or liability arising from the gross negligence or willful misconduct on the Escrow Agent's part. Anything in this Agreement to the contrary notwithstanding, in no event will the Escrow Agent be liable for special, indirect or consequential damage or loss of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

         9.4 PARTICIPATION IN DEFENSE OF THE ESCROW AGENT. Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against the Escrow Agent, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Escrow Agent and the Indemnifying Parties, the Escrow Agent's retention of separate counsel will be reimbursable as provided in Section 9.3. The Escrow Agent's right to indemnification hereunder will survive the Escrow Agent's resignation or removal as escrow agent hereunder and will survive the termination of this Agreement by lapse of time or otherwise.

         9.5 NOTICE OF CLAIMS AGAINST ESCROW AGENT. The Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter sent U.S. first class mail, registered or certified, of any receipt by the Escrow Agent of a written assertion of a claim against the Escrow Agent related to this Agreement, or any action commenced against the Escrow Agent, within ten (10) business days after the Escrow Agent's receipt of written notice of such claim. However, the Escrow Agent's failure to so notify each Indemnifying Party will not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have otherwise than on account of this Section 9. In the event the Escrow Agent fails to so notify each Indemnifying Party and an Indemnifying Party is prejudiced thereby, then such Indemnifying Party will not have liability to Escrow Agent under this Section 9.

10. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign at any time and be discharged from its duties or obligations hereunder by giving a written resignation to the parties to this Escrow Agreement, specifying not less than thirty (30) days prior written notice of the date when such resignation shall take effect; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent and acceptance of such appointment by such successor Escrow Agent. Platinum may appoint a successor Escrow Agent without the consent of the Representative so long as such successor is a bank with assets of at least Five Hundred Million Dollars ($500,000,000) which has no direct depository or lending relationship with Platinum and which is qualified to do business in the State of California, and may appoint any other successor Escrow Agent with the consent of the Representative, which shall not be unreasonably withheld. If, within such notice period, Platinum provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent in accordance with this Section 10 and directions for the transfer of any Escrowed Property then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrowed Property to such designated successor. If no successor Escrow Agent is appointed within sixty
(60) days of the date specified for the Escrow Agent's resignation to take effect, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for such appointment at the expense of Platinum. Each successor Escrow Agent shall execute and deliver an instrument accepting such appointment and shall, without further acts, be vested in all the estates, properties, rights, powers and duties of the Escrow Agent or any other predecessor Escrow Agent as if originally named as Escrow Agent hereunder.

11. TERMINATION. This Agreement shall terminate upon the earlier of (a) the Termination Date, or (b) the release by the Escrow Agent of all of the Escrowed Property in accordance with this Agreement.

12. NOTICES. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been properly given or made on the date personally delivered or on the date mailed, by first class registered or certified mail with postage prepaid, by private nationally recognized courier service or by facsimile and confirmed, if delivered, mailed, courier or facsimile to the respective parties hereto at the following addresses:

         If the Escrow Agent:

                  Bankers Trust
                  3 Park Plaza, 16th Floor
                  Irvine, California 92614
                  Attn:  Joe Campbell

         If to Platinum or Merger Sub, to:

                  Platinum Software Corporation
                  195 Technology Drive
                  Irvine, CA 92618-2402
                  Attention:  Mr. Perry Tarnofsky, Esq.

                  With a copy to:

                  Stradling, Yocca, Carlson & Rauth
                  660 Newport Center Drive, Suite 1600
                  Newport Beach, California 92660
                  Attention:  K.C. Schaaf, Esq.


         If to CSI, to:

                  Clientele Software, Inc.
                  8100 S.W. Nyberg Road
                  Tualatin, Oregon 97062
                  Attention:  Mr. Dale Yocum

                  With a copy to:

                  Ater, Wynne, Hewitt, Dodson & Skerritt
                  222 S.W. Columbia, Suite 1800
                  Portland, Oregon 97201
                  Attn:  William Campbell, Esq.


         Any party hereto may designate a different address by providing written notice of such new address to the other parties hereto.


13.      MISCELLANEOUS.

         13.1 GOVERNING LAW; ASSIGNS. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without regard to conflict-of-law principles and will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         13.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         13.3 ENTIRE AGREEMENT; SEVERABILITY. Except as otherwise set forth in the Plan, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. If any provision of this Agreement is held to be illegal or unenforceable by a tribunal of competent jurisdiction, then such provision shall not be voided, but shall be deemed modified to the extent necessary to make such provision lawful and enforceable, and the other provisions of this Agreement shall remain in full force and effect.

         13.4 WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

         13.5 AMENDMENT. This Agreement may be amended by the written agreement of Platinum, the Escrow Agent and the Representative, provided that, if the Escrow Agent does not agree to an amendment agreed upon by Platinum and the Representative, the Escrow Agent will resign (which resignation shall be effective immediately and, in any event, prior to the effective date of the amendment) and Platinum will appoint a successor Escrow Agent in accordance with
Section 10 hereof. No such amendment may treat any one CSI Shareholder differently from the other CSI Shareholders unless consented to in writing by CSI Shareholders having beneficial ownership in a majority of the outstanding Escrowed Property, including the consent of any CSI Shareholder who is to be treated differently.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                                  PLATINUM SOFTWARE CORPORATION,
                                                  "Company"


                                                  By:
                                                      --------------------------

                                                  Its:
                                                       -------------------------


                                                  BANKERS TRUST, "Escrow Agent"


                                                  By:
                                                      --------------------------

                                                  Its:
                                                       -------------------------

                                               DALE YOCUM, "Representative" and
                                               "CSI Shareholder"

                                               By:
                                                   ---------------------------

                                               Its:
                                                    --------------------------


                                               "SHAREHOLDERS"


                                               --------------------------------
                                               Dale Yocum


                                               --------------------------------
                                               Pamela Yocum


                                               --------------------------------
                                               William Mullert


                                               --------------------------------
                                               Richard Dutra


                                               --------------------------------
                                               Scott Edelstein


                                               --------------------------------
                                               Carolyn B. Lavine


                                               --------------------------------
                                               Robert Rosenberg


                                               --------------------------------
                                               Holly Files


                                               --------------------------------
                                               Daniel W. Lowe

                                               --------------------------------
                                               Kelly Blice


                                               --------------------------------
                                               Paul A. Smethers


                                               --------------------------------
                                               Maureen Burke


                                               --------------------------------
                                               Geoffrey A. Bard


                                               --------------------------------
                                               Arthur Freise


                                               --------------------------------
                                               Michael Gama


                                               --------------------------------
                                               John Roberts

                                                                    EXHIBIT A


                      LISTING OF SHAREHOLDERS/INDEMNITORS


                         CSI          PLATINUM      ESCROW
NAME                    SHARES        SHARES(1)     SHARES
-----                  ---------      ---------     ------
   [S]                 [C]            [C]           [C]
Shareholders:
   Dale Yocum          1,530,000      302,345       30,235
   Pamela Yocum        1,530,000      302,345       30,235
   William Mullert     1,080,000      213,420       21,342
   Richard Dutra          45,000        8,892          889
   Scott Edelstein        22,500        4,446          445
   Carolyn B. Lavine      48,000        9,485          948
   Robert Rosenberg       30,000        5,928          593
   Holly Files            12,000        2,371          237
   Daniel W. Lowe          5,625        1,111          111
   Kelly Blice            90,000       17,785        1,778
   Paul A. Smethers        4,000          790           79
   Maureen Burke          30,000        5,928          593
   Geoffrey A. Bard          213           42            4
   Arthur J. Freise          408           80            8
   Michael Gama           46,860        9,260          926
   John Roberts           17,250        3,408          341
                       ---------      -------       ------
        TOTALS         4,491,856      887,636       88,764
                       =========      =======       ======


---------------
(1) Conversion = [(1,100,000)/(4,491,856 O/S Shares + 1,074,621 Derivative
    Securities)] x [# of CSI Shares]

                                                                      EXHIBIT B

                                  STOCK POWER

                   STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE



FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

  PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE
-------------------------------------
|                                   |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

----------------------------------------------- (*______________*) shares of the
Common Stock of PLATINUM SOFTWARE CORPORATION standing in my name on the books of said Corporation, represented by Certificate NO. ____ herewith and do hereby irrevocably constitute and appoint __________________________________ attorneys to transfer said stock on the books of the within named Corporation with full power of substitution.


June ____, 1997                         _______________________________________


THE SIGNATURES ON THIS ASSIGNMENT MUST
CORRESPOND WITH THE NAME(S) ON THE FACE
OF THE CERTIFICATE IN EVERY PARTICULAR,
WITHOUT ALTERATION OR ENLARGEMENT, OR
ANY CHANGE.

THE SIGNATURE(S) OF THE ASSIGNORS MUST
BE GUARANTEED HEREON.

                         REGISTRATION RIGHTS AGREEMENT


         THIS AGREEMENT entered into this 30th day of June 1997, by and among Platinum Software Corporation, a Delaware corporation (the "Company"), and the shareholders listed on Exhibit A attached hereto (the "CSI Shareholders" or individually the "Shareholder").

                                R E C I T A L S

         A. The Shareholders are the shareholders of Clientele Software, Inc., an Oregon corporation ("CSI"), and as such have voted to permit a wholly owned subsidiary of the Company to merge with and into CSI thereby causing CSI to become a wholly owned subsidiary of the Company and the Shareholders to become holders of the Common Stock of the Company (the "Shares"); and

         B. The execution of this Agreement by the Company is a condition to the obligation of CSI to close the Agreement and Plan of Reorganization and Merger between the Company, CSI and the CSI Shareholders (the "Agreement of Merger").

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Shareholders and the Company agree as follows:

1.       DEFINITIONS

         As used herein:

         (1) The term "Securities Act" means the Securities Act of 1933, as amended.

         (2) The term "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (3) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         (4) The term "Registrable Shares" means (a) all shares of Common Stock of the Company acquired by a Shareholder in connection with the Agreement of Merger, and (b) all shares of Common Stock of the Company acquired by an optionholder of the Company pursuant to the exercise of an employee stock option upon the termination of such optionholder's employment with the Company (provided such termination occurs prior to September 30, 1997). A Share shall cease to be a Registrable Share at such time as when the Holder is entitled to sell all of his Shares in a three month period pursuant to Rule 144 under the Securities Act.

         (5)      The term "Holder" means any holder of Registrable Shares.

2.       REGISTRATION RIGHTS

                  2.1. REQUIRED REGISTRATION. The Company shall use its best efforts to register the securities as listed below, provided, however, that the Company shall have no obligation to file a registration statement hereunder until the date after the Company has filed a report with the Securities and Exchange Commission which includes financial statements reporting the combined results of operations of the Company and CSI for at least one month.

                  (a) On or before September 30, 1997, the Company shall prepare and file a Registration Statement to be held open as a shelf registration on Form S-3 (or any successor form which may be adopted by the SEC) with respect to 50% of the Registrable Securities and will use its best efforts to cause such Registration Statement to become effective thereafter and remain effective for one year. If any CSI Shareholder dies, becomes disabled, or is terminated from employment without cause prior to the Registration Statement being effective for one-year, Platinum shall amend the Form S-3 to permit such Shareholder, his estate, or personal representative, to immediately resell his remaining Registrable Securities, provided that such sale does not violate the pooling of interests accounting treatment of the transaction.

                  (b) On or before November 15, 1997, the Company shall prepare and file a Registration Statement on Form S-8 (or any successor form which may be adopted by the SEC) with respect to the shares of Platinum Common Stock issuable upon exercise of Platinum stock options which were issued to CSI option holders pursuant to the Agreement of Merger.

                  Notwithstanding anything contained in this Section 2.1 to the contrary, if the Company furnishes to the Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, such registration would be detrimental to the Company and that it is in the best interests of the Company to defer the filing of a registration statement, then the Company shall have the right to defer the filing of a registration statement with respect to such offering for a period of not more than sixty (60) days; provided, however, that the Company may not exercise such right more than once in any twelve-month period.

                  2.2. INDEMNIFICATION OF HOLDERS OF REGISTRABLE SHARES. In the event that the Company registers any of the Registrable Shares under the Securities Act, the Company will indemnify and hold harmless each Holder and each underwriter, if any, of the Registrable Shares so registered (including any broker or dealer through whom such shares may be sold) and each person, if any, who controls such Holder or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse each such Holder, each such underwriter and each such controlling person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with such registration, unless such untrue statement or omission was made in such registration statement, preliminary or amended, preliminary prospectus or prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder of Registrable Shares, any such underwriter or any such controlling person expressly for use therein; provided, however, that a Holder, or any person who controls such Holder within the meaning of Section 15 of the Securities Act, shall not be so indemnified for any losses, claims, damages or liabilities which arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, as such final prospectus may be amended or supplemented, if such Holder delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus (together with any applicable amendment or supplement) to such person at or prior to the written confirmation of the sale to such person. Promptly after receipt by any Holder of Registrable Shares, any underwriter or any controlling person, of notice of the commencement of any action in respect of which indemnity may be sought against the Company, such Holder of Registrable Shares, or such underwriter or such controlling person, as the case may be, will notify the Company in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Company shall assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to such Holder of Registrable Shares, such underwriter or such controlling person, as the case may be), and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company. Such Holder of Registrable Shares, any such underwriter or any such controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the Company unless the employment of such counsel has been specifically authorized by the Company. The Company shall not be liable to indemnify any person for any settlement of any such action effected without the Company's consent. The Company shall not, except with the approval of each party being indemnified under this Section 2.2, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

         2.3. INDEMNIFICATION OF COMPANY. In the event that the Company registers any of the Registrable Shares under the Securities Act, each Holder of the Registrable Shares so registered will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each underwriter, if any, of the Registrable Shares so registered (including any broker or dealer through whom such of the shares may be sold) and each person, if any, who controls the Company within the meaning of
Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Company and each such director, officer, underwriter or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder of Registrable Shares, expressly for use therein; provided, however, that such Holder's obligations hereunder shall be limited to an amount equal to the proceeds to such Holder of the Registrable Shares sold in such registration. Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against such Holder of Registrable Shares, the Company will notify such Holder of Registrable Shares in writing of the commencement thereof, and such Holder of Registrable Shares may, subject to the provisions hereinafter stated, assume the defense of such action (including the employment of counsel, who shall be counsel satisfactory to the Company) and the payment of expenses insofar as such action shall relate to the alleged liability in respect of which indemnity may be sought against such Holder of Registrable Shares. The Company and each such director, officer, underwriter or controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of such Holder of Registrable Shares unless employment of such counsel has been specifically authorized by such Holder of Registrable Shares. Notwithstanding the two preceding sentences, if the action is one in which the Company may be obligated to indemnify any Holder of Registrable Shares pursuant to Section 2.2, the Company shall have the right to assume the defense of such action, subject to the right of such Holders to participate therein as permitted by Section 2.2. Such Holder of Registrable Shares shall not be liable to indemnify any person for any settlement of any such action effected without such Holder's consent. Such Holder shall not, except with the approval of the Company, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the party being so indemnified of a release from all liability in respect to such claim or litigation.

         2.4. EXCHANGE ACT REGISTRATION. The Company shall file on a timely basis with the Securities and Exchange Commission all information that the Commission may require under either of Section 13 or Section 15(d) of the Exchange Act and, so long as it is required to file such information, shall take all action that may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to the Company's Common Stock. The Company shall furnish to any Holder of Registrable Shares forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144,
(ii) a copy of the most recent annual or quarterly report of the Company as filed with the Securities and Exchange Commission, and (iii) any other reports and documents that a Holder may reasonably request in availing itself of any rule or regulation of the Securities and Exchange Commission allowing a Holder to sell any such Registrable Securities without registration.

         2.5. FURTHER OBLIGATIONS OF THE COMPANY. Whenever under the preceding Subsections of this Section 2 the Company is required hereunder to register Registrable Shares, it agrees that it shall also do the following:

              (a) Furnish to each selling Holder such copies of each preliminary and final prospectus and any other documents that such Holder may reasonably request to facilitate the public offering of its Registrable Shares;

              (b) Use its best efforts to register or qualify the Registrable Shares to be registered pursuant to this Section 2 under the applicable securities or "blue sky" laws of such jurisdictions as any selling Holder may reasonably request; provided, however, that the Company shall not be obligated to qualify to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject;

                  (c) Furnish to each selling Holder a signed counterpart of:

                           (i)      an opinion of counsel for the Company,
dated the effective date of the registration statement, and

                           (ii)     "comfort" letters signed by the Company's
independent public accountants who have examined and reported on the Company's financial statements included in the registration statement, to the extent permitted by the standards of the American Institute of Certified Public Accountants, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants "comfort" letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' "comfort" letters delivered to the underwriters in underwritten public offerings of securities, but only if and to the extent that the Company is required to deliver or cause the delivery of such opinion or "comfort" letters to the underwriters in an underwritten public offering of securities;

                  (d) Permit each selling Holder or his counsel or other representatives to inspect and copy such corporate documents and records as may reasonably be requested by them in connection with the offering;

                  (e) Furnish to each selling Holder, upon request, a copy of all documents filed and all correspondence from or to the Securities and Exchange Commission in connection with any such offering unless confidential treatment of such information has been requested of the Securities and Exchange Commission; and

                  (f) In connection with any registration of Registrable Shares pursuant to this Section 2, Holders shall use one counsel for all selling shareholders in such offering, which counsel shall be selected by agreement by the holders of a majority of Registrable Shares being registered therein. In addition, Holders shall appoint as their attorney-in-fact such person or entity acceptable to the Company to act as attorney in-fact for all selling shareholders in connection with such offering.

         2.6. EXPENSES. In the case of a registration under Section 2.1 the Company shall bear all costs and expenses of each such registration, including, but not limited to, printing, legal and accounting expenses, Securities and Exchange Commission filing fees and "blue sky" fees and expenses; provided, however, that the Company shall have no obligation to pay or otherwise bear (i) any portion of the fees or disbursements of counsel for the selling Holders of Registrable Shares in connection with the registration of their Registrable Shares, (ii) any portion of the underwriter's commissions or discounts attributable to the Registrable Shares being offered and sold by the Holders of Registrable Shares, or (iii) any of such expenses if the payment of such expenses by the Company is prohibited by the laws, rules or regulations of a state in which such offering is qualified and only to the extent so prohibited.

         2.7. TRANSFER OF REGISTRATION RIGHTS. Except as expressly provided in this Section 2.7 the registration rights of the Holders of Registrable Shares under this Section 2 may not be transferred. A Holder may transfer the registration rights hereunder to a transferee of Registrable Shares so long as such transfer is by gift or upon death or permanent incapacity to his guardian, conservator, executor, administrator, trustees or beneficiaries under his will, spouse, children, stepchildren, grandchildren, parents, siblings or legal dependents, to a trust of which the beneficiary or beneficiaries of the corpus and the income shall be such a person and all such persons agree to be bound by the terms hereof or to partners of a Holder which is a partnership, provided that all of such partners agree to be bound by the terms hereof.

         2.8. CONTRIBUTION. In the event the offer and sale of the Registrable Shares is effected in a firm underwriting, the selling Holders shall execute an underwriting agreement with respect to the registration of the Registrable Shares providing for contribution by the parties thereto under reasonable circumstances.

3. AMENDMENT. Any modification, amendment, or waiver of this Agreement or any provision hereof shall be in writing and executed by Holders of not less than 66-2/3 percent of the Registrable Shares then outstanding and held by the Shareholders or a permitted assignee; provided, however, that no such modification, amendment or waiver shall reduce the aforesaid percentage of Registrable Shares without the consent of the record or beneficial holders of no less than 90 percent of the Registrable Shares.

4. NOTICES. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been properly given or made on the date personally delivered or on the date mailed, by first class registered or certified mail with postage prepaid, by private nationally recognized courier service or by facsimile and confirmed, if delivered, mailed, courier or facsimile to the respective parties hereto at the following addresses for the persons listed below and to the addresses on Exhibit A to the Holders:


         If to Platinum or Merger Sub, to:

                  Platinum Software Corporation
                  195 Technology Drive
                  Irvine, CA  92618-2402
                  Attention:  Mr. Perry Tarnofsky, Esq.

                  With a copy to:

                  Stradling, Yocca, Carlson & Rauth
                  660 Newport Center Drive, Suite 1600
                  Newport Beach, California 92660
                  Attention:  K.C. Schaaf, Esq.

         If to CSI, to:

                  Clientele Software, Inc.
                  8100 S.W. Nyberg Road
                  Tualatin, Oregon 97062
                  Attention:  Mr. Dale Yocum

                  With a copy to:

                  Ater, Wynne, Hewitt, Dodson & Skerritt
                  222 S.W. Columbia, Suite 1800
                  Portland, Oregon 97201
                  Attention:  William Campbell, Esq.


         Any party hereto may designate a different address by providing written notice of such new address to the other parties hereto.

5. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation and with the need for an express assignment.

6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

7. SEVERABILITY. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such invalid or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

8. ENTIRE AGREEMENT. This Agreement is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect to the subject matter contained herein.

9. ATTORNEYS' FEES. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys' fees incurred by the successful party (including without limitation, costs, expenses and fees on any appeal).

10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


         IN WITNESS WHEREOF, the undersigned holders of securities and the Company have executed this Agreement on the day and year first above written.

                                    PLATINUM SOFTWARE CORPORATION, the "Company"


                                    By:  ___________________________________

                                    Its: ___________________________________


                                    "SHAREHOLDERS"

                  # OF        %
                 SHARES     OWNED
                 ------     -----


                 302,345            ________________________________________
                                    Dale Yocum


                 302,345            ________________________________________
                                    Pamela Yocum


                 213,420            ________________________________________
                                    William Mullert


                   8,892            ________________________________________
                                    Richard Dutra


                   4,446            ________________________________________
                                    Scott Edelstein

                    # OF        %
                   SHARES     OWNED
                   ------     -----

                     9,485           _______________________________________
                                     Carolyn B. Lavine


                     5,928           _______________________________________
                                     Robert Rosenberg


                     2,371           _______________________________________
                                     Holly Files


                     1,111           _______________________________________
                                     Daniel W. Lowe


                    17,785           _______________________________________
                                     Kelly Blice


                       790           _______________________________________
                                     Paul A. Smethers


                     5,928           _______________________________________
                                     Maureen Burke


                        42           _______________________________________
                                     Geoffrey A. Bard


                        80           _______________________________________
                                     Arthur J. Freise


                     9,260           _______________________________________
                                     Michael Gama


                     3,408           _______________________________________
                                     John Roberts

                                                                    EXHIBIT A


                       NAMES AND ADDRESSES OF SHAREHOLDERS

[TO BE ADDED]

                 [STRADLING, YOCCA, CARLSON & RAUTH LETTERHEAD]


                                June 30, 1997


Clientele Software, Inc.
8100 S.W. Nyberg Road
Tualatin, Oregon 97062

Ladies and Gentlemen:

      We have acted as counsel to Platinum Software Corporation, a Delaware corporation ("Platinum"), and CSI Acquisition Corp. ("Merger Sub"), an Oregon corporation, in connection with the execution and delivery by Platinum and Merger Sub of that certain Agreement and Plan of Reorganization and Merger (the "Merger Agreement") dated as of June 27, 1997 among Platinum, Merger Sub and Clientele Software, Inc., an Oregon corporation ("Clientele" or "Seller"). This opinion is being delivered pursuant to Section 8.3 of the Merger Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the same meanings set forth in the Merger Agreement.

      For the purposes of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the originals of the following:

      1.    The Merger Agreement;

      2. The Escrow Agreement dated June 30, 1997 among Platinum, Clientele and the CSI Shareholders; and

      3. The Registration Rights Agreement dated June 30, 1997 among Platinum and the CSI Shareholders.

      The Escrow Agreement and the Registration Rights Agreement are hereinafter referred to collectively as the "Ancillary Agreements." In addition, we have examined such other documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed that, except for the Merger Agreement, the Ancillary Agreements and the documents required or contemplated thereby, there are no other documents or agreements between Platinum, Merger Sub and the other parties to such agreements which would expand or otherwise modify the respective rights and obligations of Platinum, Merger Sub and such other parties as set forth in the Merger Agreement, the Ancillary Agreements and the documents required or contemplated thereby.

      We have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the genuineness of all signatures. We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or

Clientele Software, Inc.
June 30, 1997
Page Two


instruments relevant hereto other than Platinum and Merger Sub, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action, executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

      As to questions of fact material to our opinions, we have relied upon the representations of each party made in the Merger Agreement, the Ancillary Agreements and the other documents and certificates delivered in connection therewith, certificates of officers of Platinum and Merger Sub and certificates and advices of public officials and we have made no independent investigation of such matters.

      Whenever a statement herein is qualified by "known to us," "to our current actual knowledge," or similar phrase, it is intended to indicate that, during the course of our representation of Platinum and Merger Sub, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys in this firm who have rendered legal services in connection with the transaction described in the introductory paragraph hereof. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of Platinum and Merger Sub.

      Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

      1. Platinum is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Platinum is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on it.

      2. Each of Platinum and Merger Sub has the corporate power and authority to own its properties and assets, to carry on its business as presently conducted, and to enter into the Merger Agreement and the Ancillary Agreements and perform its obligations thereunder.

      3. The Merger Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Platinum and Merger Sub and have been duly executed and delivered by Platinum and Merger Sub.

      4. The Merger Agreement and the Ancillary Agreements are legal, valid and binding obligations of Platinum enforceable against it in accordance with their respective terms, and the Merger Agreement is the legal, valid and binding obligation of Merger Sub enforceable against it in accordance with its terms, except in either such case as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or

Clientele Software, Inc.
June 30, 1997
Page Three



affecting rights of creditors and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

      5. The authorized capital stock of Platinum consists of 60,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share, of which 500,000 shares have been designated as Series A Preferred Stock, 2,490,000 shares have been designated as Series B Preferred Stock, and 231,915 shares have been designated as Series C Preferred Stock. As of June 27, 1997, Platinum had 19,229,262 shares of Common Stock, no shares of Series A Preferred Stock, 2,435,000 shares of Series B Preferred Stock and 231,598 shares of Series C Preferred Stock outstanding. All presently outstanding shares of the Company's capital stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as disclosed in or contemplated by the Merger Agreement or the exhibits and schedules delivered in connection therewith, there are, to our current actual knowledge, (a) no outstanding subscriptions, warrants, options, calls, claims, commitments, convertible securities or other agreements or arrangements under which Platinum is or may be obligated to issue shares of its capital stock, and (b) no preemptive or similar rights to subscribe for or to purchase capital stock of Platinum.

      6. The shares of Platinum's Stock to be issued to the CSI Shareholders in connection with the Merger have been duly authorized and, when issued in exchange for the CSI Stock held by such holders in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

      7. The execution and delivery of the Merger Agreement and the Ancillary Agreements and the performance by Platinum of its terms (a) will not breach or result in a violation of Platinum's Articles of Incorporation or Bylaws, or any judgment, order or decree of any court or arbitrator, known to us, to which Platinum is a party or is subject, and (b) will not constitute a material breach of the terms, conditions or provisions of, or constitute a default under, any contract, undertaking, indenture or other agreement or instrument filed as an exhibit to Platinum's Annual Report on Form 10-K for the year ended June 30, 1996 or any of Platinum's subsequent filings with the Securities and Exchange Commission.

      8. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required in connection with the valid execution, delivery and performance by Platinum of the Merger Agreement and the Ancillary Agreements, other than such consents, approvals, authorizations, designations, declarations or filings as have been made or obtained on or before the date hereof or which are not required to be made or obtained until after the date hereof.

      9. Except as disclosed in the Merger Agreement or the exhibits and schedules delivered in connection therewith, there is, to our current actual knowledge, no action, suit or proceeding pending against Platinum or its properties in any court or before any governmental authority or agency, or arbitration board or tribunal (a) which seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge the Merger Agreement or any of the transactions contemplated thereby, or (b) which, if adversely determined, could have a material adverse effect on Platinum or its business or properties.

      The foregoing opinions are subject to the following:

Clientele Software, Inc.
June 30, 1997
Page Four


      A. We expressly do not comment upon or render any opinion with respect to any documents referenced in the Merger Agreement, except for the Ancillary Agreements.

      B. We express no opinion with respect to the enforceability of Section 12 of the Merger Agreement, Sections 2.2 or 2.3 of the Registration Rights Agreement or Section 9.3 of the Escrow Agreement regarding indemnification.

      C.    We express no opinion with respect to the enforceability of
Section 5 of the Escrow Agreement requiring arbitration since it may not be given effect in certain circumstances.

      D. We are members of the Bar of the State of California and, accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning, nor do we express any opinion herein concerning, any laws other than the laws of the State of California, the General Corporation Law of the State of Delaware and federal law.

      The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by any other person without our prior written consent.

                              Very truly yours,



                              STRADLING, YOCCA, CARLSON & RAUTH

                                                                       EXHIBIT E

             FORM OF OPINION OF COUNSEL TO CLIENTELE SOFTWARE, INC.


1. Clientele Software, Inc. ("Clientele") is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the state of Oregon and has all corporate power to carry on its business as such business is now being conducted. Clientele is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business or owns any property, unless the failure to so qualify would not have a material adverse effect on its business, operations, assets, prospects or condition, financial or otherwise. Clientele has the corporate power and authority to own and sell its properties and assets and to carry on its business as presently conducted, and Clientele has the corporate power and authority to enter into the Agreement and Plan of Reorganization and Merger (the "Plan") and perform its obligations thereunder.

2. Clientele's Board of Directors and Shareholders have duly authorized the execution and the delivery of the Plan and the performance of all transactions contemplated therein. The Plan, and the other agreements contemplated thereby to which Clientele is a party (the "Clientele Related Agreements"), have been duly authorized by all necessary corporate action on the part of Clientele and have been duly executed and delivered by Clientele. The Plan and the Clientele Related Agreements constitute the legal, valid and binding obligations of Clientele enforceable against it in accordance with their terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

3. The Principal Shareholders each have the legal right and capacity to execute and deliver the Plan. Each of the Shareholders has the legal right and capacity to execute and deliver the agreements or other documents contemplated by the Plan to which any of them is a party (the "Shareholder Related Agreements"). The Plan constitutes the legal, valid and binding obligation of each of the Principal Shareholders, and the Shareholder Related Agreements constitute the legal, valid and binding obligations of each CSI Shareholder who is a party thereto, in each case enforceable in accordance with their respective terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

4. The execution and delivery of the Plan, the Clientele Related Agreements, and the performance by Clientele of its obligations thereunder, (a) will not breach or result in a violation of Clientele's Articles of Incorporation or Bylaws, or any judgment, order or decree of any court or arbitrator, known to us, to which Clientele is a party or is subject, and (b) will not constitute a material breach of the terms, conditions or provisions of, or constitute a default under, any contract set forth in the Schedules and Exhibits to the Plan.

5. The execution and delivery of the Shareholder Related Agreements, and the performance by the Shareholders of their respective obligations thereunder, will not breach or result in a violation of any judgment, order or decree of any court or arbitrator, known to us, to which any of the Shareholders is a party or is subject.

6. Clientele's authorized capitalization consists of __________ shares of redeemable convertible Preferred Stock, no par value, and __________ shares of Common Stock, no par value, of which __________ shares of Preferred Stock and __________ shares of Common Stock are validly issued and outstanding, fully paid and nonassessable and not issued in violation of the preemptive rights of any person. Except as disclosed in or contemplated by the Plan or the exhibits and schedules delivered in connection therewith, there are, to our current actual knowledge, (a) no outstanding subscriptions, warrants, options, calls, claims, commitments, convertible securities or other agreements or arrangements under which Clientele is or may be obligated to issue shares of its capital stock, and (b) no preemptive or similar rights to subscribe for or to purchase capital stock of Clientele.

7. To our knowledge, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required in connection with the valid execution, delivery and performance by Clientele of the Plan and the Clientele Related Agreements, by the Principal Shareholders of the Plan, and by the CSI Shareholders of the Shareholder Related Agreements, other than such consents, approvals, authorizations, designations, declarations or filings as have been made or obtained on or before the date hereof. All other actions and proceedings required by Oregon law to be taken by Clientele at or prior to the Closing, in connection with the Plan and the transactions provided therein, have been duly and validly taken.

8. Except as disclosed in the Plan, the Clientele Related Agreements and the Shareholder Related Agreements, there is, to our current actual knowledge, no action, suit or proceeding pending against Clientele or any of the CSI Shareholders in any court or before any governmental authority or agency, or arbitration board or tribunal (a) which seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge any of the Clientele Related Agreements or any of the Shareholder Related Agreements, or any of the transactions contemplated thereby, or (b) which, if adversely determined, could have a material adverse effect on Clientele or its business or properties.

9. To our knowledge, no consent or approval by any governmental authority is required in connection with the execution and delivery by Clientele of the Plan or the consummation of the transactions contemplated therein.

                                                                       EXHIBIT F


                                As of June , 1997



Mr. Perry Tarnofsky, Esq.
Platinum Software Corporation
195 Technology Drive
Irvine, California 92618-2402


                         SHAREHOLDER REPRESENTATION LETTER


      The undersigned ("HOLDER") is a holder of shares of Common Stock and/or Preferred Stock ("CSI STOCK") of Clientele Software, Inc., an Oregon corporation ("CSI") and/or options to purchase Shares of CSI Stock granted under the CSI Stock Option Plan ("CSI OPTIONS"). Holder understands that CSI and certain of its shareholders have entered into an Agreement and Plan of Reorganization and Merger dated June 27, 1997 (the "PLAN") with Platinum Software Corporation, a Delaware corporation ("Platinum"), and CSI Acquisition Corp., an Oregon corporation ("MERGER SUB") whereby Merger Sub is to merge with and into CSI (the "MERGER"). In connection with the Merger, the Holder will receive in exchange for its CSI Stock and/or CSI Options, shares of Platinum Common Stock and/or options to purchase shares of Platinum Common Stock (such shares of Platinum Common Stock and options to purchase Platinum Common Stock are collectively hereinafter referred to as the "RESTRICTED SECURITIES") pursuant to a private placement. All capitalized terms not otherwise defined herein shall have the same meanings given to such terms in the Plan.

      As a material inducement and consideration to Platinum to consummate the Merger, Holder hereby represents and warrants to Platinum, and covenants with Platinum, as follows:

      1. PURCHASER REPRESENTATIVE. If Holder is not an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended ("SECURITIES ACT") then Holder hereby constitutes and appoints Rodger Barkus (the "REPRESENTATIVE") to act as the Holder's purchaser representative, as such term is defined in Rule 501(h) of Regulation D under the Securities Act.

      2. OPPORTUNITY TO DISCUSS. Holder acknowledges that Holder (or, if applicable, the Representative) has been provided with the opportunity to ask questions of any officers or representatives of Platinum concerning the business and affairs of Platinum. Holder believes that, together with the Representative, Holder has the knowledge and experience in financial and business matters necessary for evaluating and making an informed decision regarding the voting of such Holder's shares of CSI Stock in connection with the Merger and regarding such Holder's investment in Platinum Common Stock. Holder believes that, together with the Representative, the Holder has such knowledge and experience in financial and business matters that such Holder is capable of evaluating the merits and risks of an investment in the Restricted Securities and has the capacity to protect Holder's interests in connection with the Merger.

      3. PLAN AND PLATINUM DISCLOSURE PACKAGE. Holder acknowledges receipt of the following documents:

            (a)   the Plan and each exhibit and schedule thereto
                  (collectively, the "Plan");

            (b) Platinum's Annual Report on Form 10-K for the year ended June
                30, 1996.

            (c) Platinum's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

            (d) Platinum's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996;

            (e) Platinum's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

            (f)   Proxy Statement of CSI dated June 19, 1997.

      The documents identified in items (b) through (f) are hereinafter referred to collectively as the "PLATINUM DISCLOSURE PACKAGE". The Holder has carefully reviewed the Plan and each exhibit and schedule thereto, together with the Platinum Disclosure Package, and is familiar with the proposed Merger.

      4. ACCESS TO OTHER INFORMATION. Holder acknowledges that Platinum has made available to such Holder (and, if applicable, the Representative) the opportunity to examine such additional documents from Platinum and to ask questions of, and receive full answers from, Platinum concerning, among other things, Platinum, its financial condition, its management, its prior activities and any other information which Holder or the Representative considers relevant or appropriate in connection with voting on the Merger. To the extent Holder has not sought information regarding any particular matter, the Holder represents that Holder had no interest in doing so and that such matters are not material to the Holder in connection with this investment.

      5. RISKS OF INVESTMENT. Holder acknowledges that the Restricted Securities are volatile securities that involve a high degree of risk. The Holder appreciates the financial hazards involved in this offering and accepts the risks involved.

      6. INVESTMENT INTENT. Holder is receiving the Restricted Securities in the Merger for investment for such Holder's own account only and not with a view to the sale or distribution of any part or all thereof by public or private sale or other distribution. The Holder has no present intention of selling, granting any participation in, or otherwise distributing or disposing of the Restricted Securities.

      7. RESTRICTED SECURITIES; REGISTRATION RIGHTS. Holder acknowledges and understands that the terms of the Merger have not been reviewed by the Securities and Exchange Commission (the "SEC") or by any state securities authorities, that the Restricted Securities have not been registered under the Securities Act, any state securities law or registered or qualified under any other securities law, on the ground, among others, that no distribution or public offering has been effected and the Restricted Securities will be issued by Platinum in connection with a transaction that does not involve any public offering within the meaning of Section 4(2) and/or Regulation D of the Securities Act. The

Holder understands that Platinum is relying on the Holder's representations as set forth herein for purposes of claiming such exemptions, including the bona fide nature of Holder's investment intent as expressed above. Holder acknowledges that, except as may be set forth in Section 8.2 of the Plan and Exhibit C thereto, Platinum is under no obligation to register such Restricted Securities.

      8. RULE 144. Holder acknowledges that, absent registration of the Restricted Securities under the Securities Act, Holder will not be able to publicly sell the Restricted Securities until one year after the Effective Time of the Merger. Even after one year, the Holder acknowledges that the Holder must also meet certain conditions in order to sell the Platinum Common Stock pursuant to Rule 144 adopted under the Securities Act ("Rule 144").

      9. PROCEDURES FOR TRANSFER. Holder will not sell, transfer, exchange, pledge or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any Restricted Securities, or any option, right or other interest with respect to any Restricted Securities, unless: (i) the Restricted Securities are first registered under the Securities Act; or (ii) the Holder has provided Platinum with an opinion of counsel reasonably acceptable to it, to the effect that the proposed action is exempt from registration under the Security Act.

      10. LEGENDS. The Holder also understands and agrees that there will be placed on the certificates evidencing the ownership of the Restricted Securities, the following legends, in addition to any legends required by applicable state laws):

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"); THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THESE SECURITIES ARE FIRST REGISTERED UNDER THE ACT OR THE HOLDER FURNISHES THE ISSUER WITH AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED TRANSACTION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT.

      11. STOP TRANSFER INSTRUCTIONS; NO REQUIREMENT TO TRANSFER. Holder agrees that, in order to ensure compliance with the restrictions referred to herein, Platinum may issue appropriate "stop transfer" instructions to its transfer agent. Platinum shall not be required (a) to transfer or have transferred on its books any Restricted Securities that have been sold or otherwise transferred in violation of any of the provisions of this Letter or the Plan or (b) to treat as owner of such Restricted Securities or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Securities shall have been so transferred in violation of any provision of this Letter or the Plan. Platinum agrees that such stop transfer instructions and legends will be promptly removed if the provisions of this Letter, the Plan and the Securities Act are complied with.

      12. ACCURACY OF INFORMATION. All information that Holder provides to Platinum hereunder concerning Holder's financial position and knowledge of financial and business matters is correct and complete as of the date set forth above.

      13. ABILITY TO BEAR ECONOMIC RISK. Whether or not Holder is an "accredited" investor within the meaning of Regulation D of the SEC, Holder represents that Holder is: (a) able to bear the economic risk of Holder's investment in the Restricted Securities; (b) is able to hold the Restricted Securities for an indefinite period of time; (c) can afford a complete loss of Holder's investment in the Restricted Securities; and
(d) has adequate means of providing for the Holder's current needs and possible personal contingencies and has no need for liquidity in this investment.

      14. NO PUBLIC SOLICITATION. Holder represents that at no time was such Holder presented with or solicited by any general mailing, leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or general solicitation in connection with the Merger.

      15. ENTITY STATUS; ADDITIONAL REPRESENTATIONS. Holder, if a corporation, partnership, trust, or other entity, hereby warrants and represents to Platinum as follows:

            (a) Holder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization which was effected in either California or Oregon only, with all requisite power and authority to enter into and perform its obligations under this Letter; the Holder's execution, delivery and performance of this Letter have been duly authorized by all requisite corporate, partnership or other action and do not conflict with or violate any contract or legal obligation of Holder; and this Letter constitutes the legal, valid, and binding obligation of the Holder, enforceable against Holder in accordance with its terms.

            (b) The Holder has not been formed for the specific purpose of acquiring the shares of the Restricted Securities in the Merger; and Holder has engaged in substantial business activities or made substantial investments in the past.

      16. REPRESENTATIONS REGARDING POOLING OF INTERESTS. For financial reporting purposes, the Merger is intended to be treated as a "pooling of interests" under Accounting Principles Board Opinion 16. Accordingly, the recorded assets and liabilities of Platinum and CSI will be combined and carried forward at their historical recorded amounts.

            (a) The Holder may be deemed to be an "affiliate" of CSI within the meaning of Rule 145 promulgated under the Securities Act, and Accounting Series Release No. 135, as amended ("RELEASE NO. 135"), of the Securities and Exchange Commission, although nothing contained herein should be construed as an admission thereof.

            (b) The Holder has not sold, exchanged, transferred, pledged, disposed of or otherwise reduced his risk relative to any CSI Stock or Platinum Software Corporation Common Stock or Preferred Stock ("PLATINUM STOCK") beneficially owned by the Holder during the 30 day period prior to the "Effective Time of the Merger" as defined in the Plan;

            (c) The Holder shall not (except to a revocable trust of which the Holder or members of his or her immediate family is the beneficiary) sell, exchange, transfer, pledge, dispose of or otherwise reduce his or her risk relative to any Platinum Stock until such time after the Effective Time of the Merger as financial results covering at least 30 days of the combined operations of Platinum and CSI after the Effective Time of the Merger have been published, within the meaning of Release No. 135 by Platinum in an effective registration statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the Securities and Exchange Commission, or any publicly disclosed quarterly earnings report or press release or other authorized public disclosure by Platinum that includes the combined results of operations of Platinum and CSI (the "POOLING HOLDING PERIOD");

            (d) The Holder will be fully entitled to exercise his or her voting rights in the Platinum Stock received by him or her. The Holder shall not deprive himself or herself of his or her voting rights or restrict, in any way, the exercise of those rights including the placing of his or her Platinum Stock in a voting trust.

      17. STATUS AS ACCREDITED INVESTOR. By indicating in the appropriate spaces below, Holder represents that it is, or is not as indicated below, an "accredited investor" within the meaning of Regulation D under the Securities Act as follows:

            _____ The Holder is an "accredited investor" because the Holder
                  (initial all that apply):

                  ______ is any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

                  ______ is a natural person whose individual net worth, or
                         joint net worth with that person's spouse, at the time of this purchase exceeds $1,000,000;

                  ______ is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

                  ______ is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered hereby, and whose purchase is directed by a sophisticated person.;

                  ______ is an entity in which all of the equity owners are
                         accredited investors.


            _____  The Holder is not an "accredited investor."


      18. GOVERNING LAW. This Letter shall be governed by and interpreted under the laws of the State of California. The parties hereby consent to jurisdiction and venue in any court of competent jurisdiction in Orange County, California.

      19. TITLE. The exact spelling of the name(s) under which title to the Restricted Securities will be taken is:



_________________________________________________________________________

________________________________________________________________________

            The undersigned wishes to take title to the Restricted Securities as follows:

            [ ] Individual, as separate property
            [ ] Husband and wife, as community property
            [ ] Joint Tenants
            [ ] Tenants in Common
            [ ] Alone or with spouse as trustee(s) of the following trust
                (including date):
                _____________________________________________________________

                _____________________________________________________________


            [ ] Other (corporation, partnership, custodian, trust, etc.; please specify):





                                          Very truly yours,

                                          __________________________________
                                          Signature

                                          __________________________________
                                          Name (Please Type or Print)

                                          __________________________________
                                          Address

                                          __________________________________
                                          City, State, Zip Code

                                          __________________________________
                                          Social Security Number (or tax I.D.
                                          Number, if an entity)

                                                                       EXHIBIT G


                            NON-COMPETITION AGREEMENT


      THIS NON-COMPETITION AGREEMENT (the "Agreement") is made this 30th day of June, 1997, by and between __________________________________________________
(the "Shareholder"), and CLIENTELE SOFTWARE, INC., an Oregon corporation (the "Company"), with reference to the following:

      A. The Company develops and markets [customer information software and related software] within all of the states of the United States of America and the District of Columbia (the "Business").

      B. Shareholder is the record and beneficial owner of shares of the outstanding capital stock of the Company.

      C. The Company and Platinum Software Corporation, a Delaware corporation ("Platinum") have entered into an Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Plan"), pursuant to which CSI Acquisition Corp., an Oregon corporation, a wholly owned subsidiary of Platinum, shall be merged with and into CSI (the "Merger"), with CSI to be the surviving corporation of the Merger (the "Surviving Corporation"). In the Merger the outstanding shares of CSI Common Stock (collectively, "CSI Stock") will be converted into shares of Platinum Common Stock, $.001 par value ("Platinum Common Stock").

      D. It is a condition precedent to the obligations of Platinum under the Plan that Shareholder enter into a Non-Competition Agreement in the form of this Agreement with the Company, including the covenant not to compete contained herein; and Shareholder understands and acknowledges that this Agreement is a material inducement to Platinum upon which it is relying in consummating the transactions contemplated by the Plan.

      NOW, THEREFORE, in consideration of the mutual covenants, warranties and representations contained herein, the parties hereby agree as follows:

      1. The Shareholder covenants, that during the Shareholder's employment with the Company, and for a period of two (2) consecutive years commencing on the date of termination of Shareholder's employment with the Company, the Shareholder shall not directly, or indirectly through one or more other persons or entities, engage in, or have any financial or other interests (whether as a principal, partner, shareholder, director, officer, agent, employee, consultant or otherwise) in or provide assistance to any person, firm, corporation or business that engages in, any activity which is the same as, similar to, or competitive with, any activity now engaged in by the Company, including, but not limited to, the Business, in, from, at or into (a) any of the states of the United States of America or the District of Columbia or (b) any of the countries, territories or areas of the world. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent or otherwise limit the Shareholder from holding, for investment purposes only, no more than one percent (1%) of any class of equity securities of a company engaged in activities that are competitive with the Business if such class of equity securities is traded on a national securities exchange or on the NASDAQ National Market System.

      2. The Shareholder agrees not to solicit or engage any of the employees of the Company or Platinum at any time during the Shareholder's employment with the Company, and for a period of two (2) years following the termination thereof.

      3. The Shareholder covenants that neither the Shareholder, nor any affiliate of the Shareholder, shall use for his, her or their benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, other than the Company, any confidential information regarding the business methods, business policies, procedures, techniques, trade secrets, software, products, customer lists or other knowledge or processes used or developed, prior to the Closing, by the Company, or other information concerning the Business of which the Company or the Shareholder became aware prior to the Closing. The foregoing restrictions shall not apply to (i) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public, or (ii) the disclosure of information required pursuant to a subpoena or other legal process; provided that the party required to disclose such information shall notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and the Company shall have a reasonable opportunity to quash such subpoena or other legal process prior to any disclosure by the Shareholder.

      4. The Shareholder acknowledges that the restrictions contained in Paragraphs 1 and 2, in view of the nature of the Business and the involvement of such Shareholder in the Business, are reasonable and necessary in order to protect the legitimate interests of the Company and Platinum, and that any violation thereof would result in irreparable injuries to the Company and Platinum. Therefore, the Shareholder acknowledges and agrees that, in the event of a violation by the Shareholder, of any of the restrictions contained in Paragraphs 1 or 2 above, the Company shall be entitled to seek and obtain from any court of competent jurisdiction (and without having to join any other party in such action) temporary, preliminary and permanent injunctive relief, in addition to any other rights or remedies to which it or they may be entitled and Shareholder hereby consents to the issuance of such injunction or grant of such specific performance. In any action or proceeding to enforce the provisions of this Agreement, Shareholder expressly waives the defense that a remedy of damages will be adequate for a breach of Shareholder's duties under this Agreement.

      5. It is expressly agreed by the Shareholder that if, in any judicial proceeding, the geographic coverage of the covenant contained in Paragraph 1 hereof or either of the respective periods of time specified in Paragraphs 1 and 2 hereof should be adjudged unreasonable, then such geographic coverage or such period or periods of time, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions in Paragraph 1 and 2 to the fullest extent permitted under applicable law.

      6. The rights of Buyer and the Company hereunder shall inure to, and the obligations of the Shareholder hereunder shall be binding on, their respective heirs, representatives, successors and assigns.

      7. In the event of a controversy, claim or dispute between any of the parties hereto arising out of or relating to this Agreement, or the breach thereof, the prevailing party shall be entitled to recover its reasonable attorneys' fees, expenses and costs.


      8. This Agreement shall be covered by and construed in accordance with the laws of the State of Oregon. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute on and the same instrument.

      9. Neither this Agreement, nor any of the terms or conditions of this Agreement, may be waived, amended or modified except by means of a written instrument duly executed by the parties to be charged therewith. No waiver of any provision, performance or default hereunder in any instance shall be construed as a continuing waiver of such provision, performance or default or a waiver of any other provision, performance or default or a waiver of any future performance or default.

      10. This Agreement, together with the provisions of Section 9.10 of the Plan, contain all of the agreements of the parties with respect to, and supersede all other agreements, written or oral, between the parties relating to, the subject matter of this Agreement.

      11. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Plan.

      THIS NON-COMPETITION AGREEMENT has been executed by the parties hereto as of the date and year first above written.

                                  "Shareholder"




                                   __________________________________
                                   [PRINT NAME]



                                   The "COMPANY"

                                   CLIENTELE SOFTWARE, INC.,
                                   an Oregon corporation



                                   By:________________________________

                                   Its:_______________________________